                                                                    EXHIBIT 99.1

                            TYCO INTERNATIONAL LTD.

                 SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1998

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Shareholders of Tyco International Ltd.

     In our opinion, based upon our audits and the reports of other auditors, the accompanying supplemental consolidated balance sheets and the related supplemental consolidated statements of operations, shareholders' equity and cash flows present fairly, in all material respects, the financial position of Tyco International Ltd. and its subsidiaries at September 30, 1998 and 1997, and the results of their operations and their cash flows for the year ended September 30, 1998, the nine months ended September 30, 1997 and the year ended December 31, 1996, in conformity with generally accepted accounting principles in the United States. In addition, in our opinion, the accompanying supplemental financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related supplemental consolidated financial statements. These supplemental consolidated financial statements and supplemental financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these supplemental consolidated financial statements and supplemental financial statement schedule based on our audits. We did not audit the financial statements of AMP Incorporated, a wholly owned subsidiary, at September 30, 1998 and 1997, and for the year ended September 30, 1998, the nine months ended September 30, 1997 and the year ended December 31, 1996, which statements reflect total assets constituting 20.1% and 28.4% of consolidated total assets as of September 30, 1998 and 1997, respectively, and net sales constituting 29.0%, 33.6% and 37.2% of consolidated net sales for the year ended September 30, 1998, the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively. We did not audit the financial statements of United States Surgical Corporation, a wholly owned subsidiary, at September 30, 1997 and for the nine months ended September 30, 1997 and the year ended December 31, 1996, which statements reflect total assets constituting 10.0% of consolidated total assets as of September 30, 1997 and net sales constituting 6.8% and 7.6% of consolidated net sales for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively. Also, we did not audit the financial statements of Keystone International, Inc., a wholly owned subsidiary, for the year ended December 31, 1996, which statements reflect net sales constituting 4.6% of consolidated net sales for the year ended December 31, 1996. Those statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for AMP Incorporated, United States Surgical Corporation and Keystone International, Inc., as of and for the periods described above, is based solely on the reports of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for the opinion expressed above.

As described in Note 1, on October 1, 1998 and April 2, 1999, Tyco International Ltd. merged with United States Surgical Corporation and AMP Incorporated, respectively, which were each accounted for as a pooling of interests. The accompanying supplemental consolidated financial statements give retroactive effect to the merger of Tyco International Ltd. with United States Surgical Corporation and AMP Incorporated. United States generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation of the AMP Incorporated business combination; however, they will become the historical consolidated financial statements of Tyco International Ltd. and subsidiaries after financial statements covering the date of consummation of the AMP Incorporated business combination are issued.

                                          PRICEWATERHOUSECOOPERS

HAMILTON, BERMUDA
MAY 28, 1999

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors,
Keystone International, Inc.:

     We have audited the consolidated statements of income, changes in shareholders' investment and cash flows of Keystone International, Inc. (a Texas corporation) and subsidiaries for the year ended December 31, 1996, which are not included herein. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Keystone International, Inc. and subsidiaries for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

January 31, 1997
Houston, Texas

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors,
United States Surgical Corporation:

     We have audited the consolidated balance sheet of United States Surgical Corporation and subsidiaries (the "Company") as of September 30, 1997 and the consolidated statements of operations, changes in stockholders' equity and cash flows for the nine month period ended September 30, 1997, the twelve month period ended December 31, 1996 and the related financial statement schedules for the nine month period ended September 30, 1997 and the twelve month period ended December 31, 1996, which are not included herein. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of September 30, 1997, and the consolidated results of its operations and its cash flows for the nine month period ended September 30, 1997, and the twelve month period ended December 31, 1996 in conformity with generally accepted accounting principles. Also, in our opinion, the financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth herein.

                                          DELOITTE & TOUCHE LLP

September 30, 1998
Stamford, Connecticut

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of AMP Incorporated:

     We have audited the consolidated balance sheets of AMP Incorporated (a Pennsylvania corporation) and subsidiaries as of September 30, 1998 and 1997, and the related consolidated statements of income, shareholders' equity and cash flows for the year ended September 30, 1998, the nine months ended September 30, 1997, and the year ended December 31, 1996, which are not included herein. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AMP Incorporated and subsidiaries as of September 30, 1998 and 1997, and the consolidated results of their operations and their cash flows for the year ended September 30, 1998, the nine months ended September 30, 1997, and the year ended December 31, 1996 in conformity with generally accepted accounting principles.

     As explained in Note 1 to the consolidated financial statements, effective January 1, 1997, the Company changed its method of accounting for costing its inventories.

     Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The attached Schedule II, which is not included herein, is presented for purposes of complying with the Securities and Exchange Commission rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Philadelphia, PA
February 12, 1999
(except with respect to the matter disclosed in Note 18 -- Merger with Tyco International Ltd., as to which the date is April 2, 1999)

                            TYCO INTERNATIONAL LTD.

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                                                                       SEPTEMBER 30,
                                                              --------------------------------
                                                                 1998                 1997
                                                              -----------          -----------
                                                              (IN MILLIONS, EXCEPT SHARE DATA)

CURRENT ASSETS:
Cash and cash equivalents...................................   $ 1,072.9            $   707.8
Receivables, less allowance for doubtful accounts
  of $317.6 in 1998 and $158.9 in 1997......................     3,478.4              3,022.7
Contracts in process........................................       565.3                450.2
Inventories.................................................     2,610.0              2,190.7
Deferred income taxes.......................................       797.6                609.9
Prepaid expenses and other current assets...................       430.7                362.6
                                                               ---------            ---------
Total current assets........................................     8,954.9              7,343.9
PROPERTY, PLANT AND EQUIPMENT, NET..........................     6,104.3              5,289.5
GOODWILL AND OTHER INTANGIBLE ASSETS, NET...................     7,105.5              3,393.1
LONG-TERM INVESTMENTS.......................................       228.4                273.1
DEFERRED INCOME TAXES.......................................       320.9                214.6
OTHER ASSETS................................................       726.7                446.6
                                                               ---------            ---------
         TOTAL ASSETS.......................................   $23,440.7            $16,960.8
                                                               =========            =========
CURRENT LIABILITIES:
Loans payable and current maturities of long-term debt......   $   815.0            $   677.6
Accounts payable............................................     1,733.4              1,492.1
Accrued expenses and other current liabilities..............     3,069.3              2,455.9
Contracts in process -- billings in excess of costs.........       332.9                293.7
Deferred revenue............................................       266.5                152.3
Income taxes................................................       773.9                702.7
Deferred income taxes.......................................        15.2                 38.0
                                                               ---------            ---------
Total current liabilities...................................     7,006.2              5,812.3
LONG-TERM DEBT..............................................     5,424.7              2,785.9
OTHER LONG-TERM LIABILITIES.................................       976.8                737.8
DEFERRED INCOME TAXES.......................................       131.2                146.1
                                                               ---------            ---------
         TOTAL LIABILITIES..................................    13,538.9              9,482.1
                                                               ---------            ---------
COMMITMENTS AND CONTINGENCIES (NOTE 17)
SHAREHOLDERS' EQUITY:
Common shares, $.20 par value, 1,503,750,000 shares
  authorized; 810,231,714 shares outstanding in 1998 and
  758,990,887 shares outstanding in 1997, net of 3,371,003
  shares owned by subsidiaries in 1998......................       162.0                151.8
Capital in excess:
  Share premium.............................................     4,035.0              2,450.2
  Contributed surplus, net of deferred compensation of $67.3
    in 1998 and $14.3 in 1997...............................     2,746.1              2,711.3
Currency translation adjustment.............................      (173.8)              (137.1)
Unrealized (loss) gain on marketable securities.............        (4.8)                10.8
Accumulated earnings........................................     3,137.3              2,291.7
                                                               ---------            ---------
         Total shareholders' equity.........................     9,901.8              7,478.7
                                                               ---------            ---------
         TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.........   $23,440.7            $16,960.8
                                                               =========            =========

          See Notes to Supplemental Consolidated Financial Statements.

                            TYCO INTERNATIONAL LTD.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                         NINE MONTHS
                                                        YEAR ENDED          ENDED         YEAR ENDED
                                                       SEPTEMBER 30,    SEPTEMBER 30,    DECEMBER 31,
                                                           1998             1997             1996
                                                       -------------    -------------    ------------
                                                            (IN MILLIONS, EXCEPT PER SHARE DATA)

Net sales............................................    $19,061.7        $12,742.5       $14,671.0
Cost of sales........................................     12,694.8          8,523.6         9,949.5
Selling, general and administrative expenses.........      4,161.9          2,635.8         3,045.3
Merger, restructuring and other non-recurring
  charges............................................        256.9            947.9           344.1
Charge for the impairment of long-lived assets.......           --            148.4           744.7
Write off of purchased in-process research and
  development........................................           --            361.0              --
                                                         ---------        ---------       ---------
Operating income.....................................      1,948.1            125.8           587.4
Interest income......................................         62.6             43.8            50.5
Interest expense.....................................       (307.9)          (170.0)         (238.5)
Other income less expenses...........................           --               --           119.4
                                                         ---------        ---------       ---------
Income (loss) before income taxes, extraordinary
  items and cumulative effect of accounting
  changes............................................      1,702.8             (0.4)          518.8
Income taxes.........................................       (534.2)          (348.1)         (469.4)
                                                         ---------        ---------       ---------
Income (loss) before extraordinary items and
  cumulative effect of accounting changes............      1,168.6           (348.5)           49.4
Extraordinary items, net of taxes....................         (2.4)           (58.3)           (8.4)
Cumulative effect of accounting changes, net of
  taxes..............................................           --             15.5              --
                                                         ---------        ---------       ---------
Net income (loss)....................................      1,166.2           (391.3)           41.0
Dividends on preference shares.......................           --             (4.7)          (19.8)
                                                         ---------        ---------       ---------
Net income (loss) available to common shareholders...    $ 1,166.2        $  (396.0)      $    21.2
                                                         =========        =========       =========
Basic earnings (loss) per common share:
  Income (loss) before extraordinary items and
     cumulative effect of accounting changes.........    $    1.48        $   (0.48)      $    0.04
  Extraordinary items, net of taxes..................           --            (0.08)          (0.01)
  Cumulative effect of accounting changes, net of
     taxes...........................................           --             0.02              --
  Net income (loss) per common share.................         1.47            (0.54)           0.03
Diluted earnings (loss) per common share:
  Income (loss) before extraordinary items and
     cumulative effect of accounting changes.........    $    1.45        $   (0.48)      $    0.04
  Extraordinary items, net of taxes..................           --            (0.08)          (0.01)
  Cumulative effect of accounting changes, net of
     taxes...........................................           --             0.02              --
  Net income (loss) per common share.................         1.44            (0.54)           0.03
Weighted -- average number of common shares
  outstanding:
  Basic..............................................        791.7            738.3           686.1
  Diluted............................................        812.4            738.3           703.5


          See Notes to Supplemental Consolidated Financial Statements.

                            TYCO INTERNATIONAL LTD.

          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                 PREFERRED                  COMMON
FOR THE YEAR ENDED DECEMBER 31, 1996, THE NINE     STOCK     CONTRIBUTED    SHARES                CONTRIBUTED    CURRENCY
 MONTHS ENDED SEPTEMBER 30, 1997 AND THE YEAR      $5.00     SURPLUS --      $0.20      SHARE     SURPLUS --    TRANSLATION
           ENDED SEPTEMBER 30, 1998              PAR VALUE    PREFERRED    PAR VALUE   PREMIUM      COMMON      ADJUSTMENT
----------------------------------------------   ---------   -----------   ---------   --------   -----------   -----------
                                                                               (IN MILLIONS)

Balance at January 1, 1996, as previously
 restated......................................    $ --        $    --      $ 94.2     $1,052.5    $2,004.9       $ (31.4)
 Pooling of interests with USSC (as defined in
   Note 1).....................................      .7          190.8         8.7                    305.4           2.3
 Pooling of interests with AMP (as defined in
   Note 1).....................................                               32.7                   (108.6)        156.8
                                                   ----        -------      ------     --------    --------       -------
Balance at January 1, 1996, as restated........      .7          190.8       135.6     1,052.5      2,201.7         127.7
 Effect of the Former Tyco's excluded activity
   (as described in Note 1)....................                                                         2.9         (19.6)
 Sale of common shares.........................                                 .6       141.2
 Exchange of Liquid Yield Option Notes.........                                                          .3
 Net income....................................
 Dividends.....................................
 Restricted stock grants, cancellations, tax
   benefits and other..........................                                 .2                     25.8
 Warrants and options exercised................                                 .7        68.5          4.3
 Purchase of treasury shares...................                                                        (4.8)
 Amortization of deferred compensation.........                                                        16.9
 Minimum pension liability adjustment..........
 Issuance of common shares for acquisition.....                                1.4                    129.0
 Issuance of treasury shares in pooling of
   interests...................................                                0.3     0.4....         44.8
 Other treasury stock transactions.............                                                        (4.7)
 Tax benefit from stock options exercised......                                                        49.2
 Unrealized loss on marketable securities......
 Currency translation and other adjustments....                                                         (.5)        (41.6)
                                                   ----        -------      ------     --------    --------       -------
Balance at December 31, 1996...................      .7          190.8       138.8     1,262.6      2,464.9          66.5
 Pooling of interests with INBRAND (as
   described in Note 1)........................                                2.0                     15.9           (.2)
                                                   ----        -------      ------     --------    --------       -------
Balance at December 31, 1996, as restated......      .7          190.8       140.8     1,262.6      2,480.8          66.3
 Effect of ASH's excluded activity (as
   described in Note 2)........................
 Liquidation of ASH's ESOP.....................
 Sale of common shares.........................                                4.7       639.2         10.6
 Exchange of Liquid Yield Option Notes.........                                1.0                     82.0
 Net loss......................................
 Dividends.....................................
 Restricted stock grants, cancellations, tax
   benefits and other..........................                                                       (18.0)
 Warrants and options exercised, net of shares
   surrendered for exercises...................                                3.5       366.8         (9.9)
 Purchase of treasury shares...................                                                        (2.6)
 Amortization of deferred compensation.........                                                        51.1
 Minimum pension liability adjustment..........
 Issuance of common shares for acquisitions....                                 .5                     92.3
 Issuance of common shares for litigation
   settlement..................................                                                         7.0
 Conversion of Series A convertible Preferred
   Stock.......................................     (.7)        (190.8)        1.3       181.6          8.6
 Other treasury stock transactions.............                                                         (.1)
 Tax benefit on stock transactions.............                                                         9.9
 Unrealized gain on marketable securities......
 Currency translation and other adjustments....                                                         (.4)       (203.4)
                                                   ----        -------      ------     --------    --------       -------
Balance at September 30, 1997..................      --             --       151.8     2,450.2      2,711.3        (137.1)
 Sale of common shares.........................                                5.1     1,239.9
 Exchange of Liquid Yield Option Notes.........                                1.8                    153.5
 Net income....................................
 Dividends.....................................
 Restricted stock grants, net of surrenders,
   and other...................................                                 .1                       .2
 Warrants and options exercised................                                4.0       344.9         39.5
 Purchase of treasury shares...................                                (.9)                  (283.0)
 Stock compensation expense, including
   amortization of deferred compensation.......                                                        43.4
 Minimum pension liability adjustment..........
 Issuance of common shares for acquisition.....                                 .1                     19.1
 Issuance of common shares for litigation
   settlement..................................                                                         7.8
 Tax benefit on stock transactions.............                                                        55.1
 Unrealized loss on marketable securities......
 Currency translation and other adjustments....                                                         (.8)        (36.7)
                                                   ----        -------      ------     --------    --------       -------
Balance at September 30, 1998..................    $ --        $    --      $162.0     $4,035.0    $2,746.1       $(173.8)
                                                   ====        =======      ======     ========    ========       =======

                                                 UNREALIZED
                                                 GAIN (LOSS)
FOR THE YEAR ENDED DECEMBER 31, 1996, THE NINE       ON
 MONTHS ENDED SEPTEMBER 30, 1997 AND THE YEAR    MARKETABLE    ACCUMULATED
           ENDED SEPTEMBER 30, 1998              SECURITIES     EARNINGS
----------------------------------------------   -----------   -----------
                                                       (IN MILLIONS)
Balance at January 1, 1996, as previously
 restated......................................    $   --       $  222.5
 Pooling of interests with USSC (as defined in
   Note 1).....................................                    233.2
 Pooling of interests with AMP (as defined in
   Note 1).....................................      19.4        2,608.1
                                                   ------       --------
Balance at January 1, 1996, as restated........      19.4        3,063.8
 Effect of the Former Tyco's excluded activity
   (as described in Note 1)....................                    121.2
 Sale of common shares.........................
 Exchange of Liquid Yield Option Notes.........
 Net income....................................                     41.0
 Dividends.....................................                   (300.8)
 Restricted stock grants, cancellations, tax
   benefits and other..........................                       .5
 Warrants and options exercised................
 Purchase of treasury shares...................
 Amortization of deferred compensation.........
 Minimum pension liability adjustment..........                      3.6
 Issuance of common shares for acquisition.....
 Issuance of treasury shares in pooling of
   interests...................................                    (39.9)
 Other treasury stock transactions.............
 Tax benefit from stock options exercised......
 Unrealized loss on marketable securities......     (10.5)
 Currency translation and other adjustments....
                                                   ------       --------
Balance at December 31, 1996...................       8.9        2,889.4
 Pooling of interests with INBRAND (as
   described in Note 1)........................                     27.6
                                                   ------       --------
Balance at December 31, 1996, as restated......       8.9        2,917.0
 Effect of ASH's excluded activity (as
   described in Note 2)........................                      (.8)
 Liquidation of ASH's ESOP.....................                      2.5
 Sale of common shares.........................
 Exchange of Liquid Yield Option Notes.........
 Net loss......................................                   (391.3)
 Dividends.....................................                   (227.7)
 Restricted stock grants, cancellations, tax
   benefits and other..........................
 Warrants and options exercised, net of shares
   surrendered for exercises...................
 Purchase of treasury shares...................
 Amortization of deferred compensation.........
 Minimum pension liability adjustment..........                     (8.2)
 Issuance of common shares for acquisitions....
 Issuance of common shares for litigation
   settlement..................................
 Conversion of Series A convertible Preferred
   Stock.......................................
 Other treasury stock transactions.............
 Tax benefit on stock transactions.............
 Unrealized gain on marketable securities......       1.9
 Currency translation and other adjustments....                       .2
                                                   ------       --------
Balance at September 30, 1997..................      10.8        2,291.7
 Sale of common shares.........................
 Exchange of Liquid Yield Option Notes.........
 Net income....................................                  1,166.2
 Dividends.....................................                   (305.9)
 Restricted stock grants, net of surrenders,
   and other...................................
 Warrants and options exercised................
 Purchase of treasury shares...................
 Stock compensation expense, including
   amortization of deferred compensation.......
 Minimum pension liability adjustment..........                    (14.7)
 Issuance of common shares for acquisition.....
 Issuance of common shares for litigation
   settlement..................................
 Tax benefit on stock transactions.............
 Unrealized loss on marketable securities......     (15.6)
 Currency translation and other adjustments....
                                                   ------       --------
Balance at September 30, 1998..................    $ (4.8)      $3,137.3
                                                   ======       ========

          See Notes to Supplemental Consolidated Financial Statements.

                            TYCO INTERNATIONAL LTD.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                NINE MONTHS
                                                               YEAR ENDED          ENDED         YEAR ENDED
                                                              SEPTEMBER 30,    SEPTEMBER 30,    DECEMBER 31,
                                                                  1998             1997             1996
                                                              -------------    -------------    ------------
                                                                              (IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)...........................................    $ 1,166.2        $  (391.3)      $    41.0
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Merger, restructuring and other non-recurring charges.....        253.7            207.4           315.4
  Charge for the impairment of long-lived assets............           --            148.4           744.7
  Write off of purchased in-process research and
     development............................................           --            361.0              --
  Extraordinary items.......................................          2.4             58.3             8.4
  Effect of accounting changes..............................           --            (22.9)             --
  Depreciation..............................................        895.1            650.5           814.7
  Goodwill and other intangibles amortization...............        242.6            123.7           123.4
  Debt and refinancing cost amortization....................         11.3             15.9            25.5
  Interest on ITS vendor note...............................        (11.5)            (7.7)           (8.9)
  Deferred income taxes.....................................         (8.2)          (259.2)          (22.6)
  Gain arising from the ownership of investments............           --               --           (53.2)
  Settlement gain...........................................           --               --           (69.7)
  Provisions for losses on accounts receivable and
     inventory..............................................        192.9             76.5           141.3
  Other non-cash items......................................          2.5             24.8            54.1
  Changes in assets and liabilities, net of the effects of
     acquisitions:
     Receivables............................................        (88.9)          (297.1)         (177.6)
     Proceeds from accounts receivable sale.................           --             75.0              --
     Contracts in process...................................        (91.4)          (159.7)           17.8
     Inventories............................................       (226.2)          (115.6)         (154.4)
     Accounts payable, accrued expenses and other current
       liabilities..........................................        (96.4)           642.5           (60.8)
     Income taxes payable...................................         66.3            232.5           (25.9)
     Deferred revenue.......................................         (6.5)             6.2             4.3
     Other, net.............................................        (22.1)            10.0            (4.8)
                                                                ---------        ---------       ---------
  Net cash provided by operating activities.................      2,281.8          1,379.2         1,712.7
                                                                ---------        ---------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment...................     (1,317.5)          (866.6)       (1,162.4)
Acquisition of businesses, net of cash acquired.............     (4,251.8)        (1,415.2)         (887.6)
Decrease (increase) in investments..........................          6.4            (29.4)           67.1
Capitalized software costs..................................        (42.0)            (4.0)           (3.0)
Other.......................................................        (41.1)            (5.5)           (4.6)
                                                                ---------        ---------       ---------
  Net cash utilized by investing activities.................     (5,646.0)        (2,320.7)       (1,990.5)
                                                                ---------        ---------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net receipts of short-term debt.............................        287.1            945.7           338.0
Net proceeds from issuance of public debt...................      2,744.5               --              --
Repayment of long-term debt, including debt tender..........     (1,074.6)          (980.7)         (407.8)
Proceeds from long-term debt................................        802.0            253.2           396.8
Proceeds from sale of common shares.........................      1,245.0            654.5           141.8
Proceeds from exercise of options and warrants..............        348.7            351.9            71.6
Dividends paid..............................................       (303.0)          (222.2)         (299.9)
Purchase of treasury shares.................................       (283.9)            (6.7)          (10.1)
Other.......................................................        (36.5)            (2.2)          (30.2)
                                                                ---------        ---------       ---------
  Net cash provided by financing activities.................      3,729.3            993.5           200.2
                                                                ---------        ---------       ---------
Net increase (decrease) in cash and cash equivalents........        365.1             52.0           (77.6)
Cash and cash equivalents at beginning of year..............        707.8            654.7           652.8
Adjustment for INBRAND's cash and cash equivalents at
  January 1, 1997 (as described in Note 1)..................           --              1.9              --
Effect of the excluded results of ASH and Former Tyco (as
  described in Notes 1 and 2)...............................           --             (0.8)           79.5
                                                                ---------        ---------       ---------
Cash and cash equivalents at end of year....................    $ 1,072.9        $   707.8       $   654.7
                                                                =========        =========       =========
SUPPLEMENTARY CASH FLOW DISCLOSURE:
Interest paid...............................................    $   250.7        $   186.6       $   206.7
                                                                =========        =========       =========
Income taxes paid (net of refunds)..........................    $   345.9        $   309.5       $   337.0
                                                                =========        =========       =========

          See Notes to Supplemental Consolidated Financial Statements.

                            TYCO INTERNATIONAL LTD.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION -- The supplemental consolidated financial statements have been prepared in United States dollars in accordance with generally accepted accounting principles in the United States. As described more fully in
Note 2, on July 2, 1997, a wholly-owned subsidiary of what was formerly called ADT Limited, a Bermuda company ("ADT") merged with Tyco International Ltd., a Massachusetts corporation, ("Former Tyco"). Upon consummation of the merger, ADT (the continuing public company) changed its name to Tyco International Ltd. (the "Company" or "Tyco"). Former Tyco became a wholly-owned subsidiary of the Company and changed its name to Tyco International (US) Inc. ("Tyco US"). In addition, as more fully described in Note 2, Tyco merged with INBRAND Corporation ("INBRAND"), Keystone International, Inc. ("Keystone"), United States Surgical Corporation ("USSC") and AMP Incorporated ("AMP") on August 27, 1997, August 29, 1997, October 1, 1998 and April 2, 1999, respectively. These transactions are referred to herein as the "mergers". These supplemental consolidated financial statements include the consolidated accounts of Tyco, a company incorporated in Bermuda, and its subsidiaries. They have been prepared following the pooling of interests method of accounting for the mergers and therefore reflect the combined financial position, operating results and cash flows of ADT, Former Tyco, Keystone, USSC and AMP as if they had been combined for all periods presented and of INBRAND from January 1, 1997. The supplemental consolidated financial statements do not include the financial position, operating results and cash flows of INBRAND prior to January 1, 1997 due to immateriality. In accordance with the pooling of interests method of accounting, the Fiscal 1997 beginning Accumulated Earnings balance in the accompanying Supplemental Consolidated Statement of Shareholders' Equity has been restated to record the merger with INBRAND. Prior to the mergers, ADT, Keystone, USSC and AMP had calendar year ends and the Former Tyco had a June 30 fiscal year end. The accompanying Supplemental Consolidated Statements of Operations, Shareholders' Equity and Cash Flows for the year ended December 31, 1996 reflect the combination of the calendar year end consolidated results of operations and cash flows for ADT, Keystone, USSC, AMP and the Former Tyco. The results of operations and cash flows for the Former Tyco from July 1, 1995 to December 31, 1995, which have been excluded from historical combined results, are reflected as adjustments in the accompanying 1996 Supplemental Consolidated Statements of Shareholders' Equity and Cash Flows. Upon publication of the Company's consolidated financial statements for a period which includes April 2, 1999, the date of the AMP merger, these supplemental consolidated financial statements become the historical consolidated financial statements of the Company.

     PRINCIPLES OF CONSOLIDATION -- Tyco is a holding company whose assets consist of its investments in its subsidiaries, intercompany balances and holdings of cash and cash equivalents. The businesses of the consolidated group are conducted through the Company's subsidiaries. The Company consolidates companies in which it owns or controls more than fifty percent of the voting shares unless control is likely to be temporary. The results of companies acquired or disposed of during the fiscal year are included in the supplemental consolidated financial statements from the effective date of acquisition or up to the date of disposal except in the case of pooling of interests (Note 2). All significant intercompany balances and transactions have been eliminated in consolidation. Certain subsidiaries (including branches) of USSC operating outside the United States are included in the supplemental consolidated financial statements on a fiscal-year basis ending one month prior to Tyco's year end.

     CHANGE IN YEAR END -- In September 1997 the Company changed its fiscal year end from December 31 to September 30. The change in year end resulted in a short fiscal year covering the nine month transition period from January 1 to September 30, 1997. References to Fiscal 1998, Fiscal 1997 and 1996 throughout these supplemental consolidated financial statements refer to the twelve months ended September 30, 1998, the nine months ended September 30, 1997 and the calendar year ended December 31, 1996, respectively.

                            TYCO INTERNATIONAL LTD.

     CASH EQUIVALENTS -- All highly liquid investments purchased with a maturity of three months or less are considered to be cash equivalents.

     INVESTMENTS -- The Company accounts for its long-term investments that represent less than twenty percent ownership using Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This standard requires that certain debt and equity securities be adjusted to market value at the end of each accounting period. Unrealized market gains and losses are charged to earnings if the securities are traded for short-term profit. Otherwise, such unrealized gains and losses are charged or credited to shareholders' equity. Management determines the proper classifications of investments in obligations with fixed maturities and marketable equity securities at the time of purchase and reevaluates such designations as of each balance sheet date. Realized gains and losses on sales of investments, as determined on a specific identification basis, are included in the accompanying Supplemental Consolidated Statements of Operations.

     INVENTORIES -- Inventories are recorded at the lower of cost (primarily first-in, first-out) or market value.

     PROPERTY, PLANT AND EQUIPMENT -- Property, plant and equipment are principally recorded at cost less accumulated depreciation. Maintenance and repair expenditures are charged to expense when incurred. The straight-line method of depreciation is used over the estimated useful lives of the related assets as follows:

Buildings and related improvements........................  2 to 50 years
Leasehold improvements....................................  Remaining term of the lease
Subscriber systems........................................  10 to 14 years
Other plant, machinery, equipment and furniture and
  fixtures................................................  2 to 20 years

     Gains and losses arising on the disposal of property, plant and equipment are included in the Supplemental Consolidated Statements of Operations.

     ASSOCIATES -- For investments in which the Company owns or controls twenty percent or more of the voting shares, or over which it exerts significant influence over operating and financial policies, the equity method of accounting is used. The Supplemental Consolidated Statements of Operations include the Company's share of net income of associates less applicable goodwill amortization.

     GOODWILL AND OTHER INTANGIBLE ASSETS -- Goodwill, which is being amortized on a straight-line basis over periods ranging from 10 to 40 years, was $6,104.1 million and $2,923.4 million, net, at September 30, 1998 and 1997, respectively. Accumulated amortization amounted to $499.7 million at September 30, 1998 and $368.9 million at September 30, 1997. Impairment of goodwill, if any, is measured periodically on the basis of whether anticipated undiscounted operating cash flows generated by the acquired businesses will recover the recorded net goodwill balances over the remaining amortization period.

     Other intangible assets include patents, trademarks, customer contracts and other items which are being amortized on a straight-line basis over lives ranging from 2 to 40 years. At September 30, 1998 and 1997, accumulated amortization amounted to $207.1 million and $160.3 million, respectively.

     REVENUE RECOGNITION -- Revenue from the sale of services or products is recognized as services are rendered or shipments are made. Subscriber billings for services not yet rendered are deferred and taken into income as earned, and the deferred element is included in current liabilities. Revenue from the installation of electronic security systems is recognized when installations are completed.

     Contract sales for installation of fire protection systems, underwater cable systems and other construction related projects are recorded on the percentage-of-completion method. Profits recognized on contracts in process are based upon estimated contract revenue and related cost to completion. Revisions in cost estimates as contracts progress have the effect of increasing or decreasing profits in the current period. Provisions for anticipated losses are made in the period in which they first become determinable.

                            TYCO INTERNATIONAL LTD.

     Accounts receivable include amounts billed under retainage provisions for fire protection contracts. Retention balances of $38.7 million at September 30, 1998, which become due upon contract completion and acceptance, are expected to be substantially collected during the fiscal year ending September 30, 1999 ("Fiscal 1999").

     SHARE PREMIUM AND CONTRIBUTED SURPLUS -- In accordance with the Bermuda Companies Act of 1981, when the Company issues shares for cash at a premium to their par value, the resulting premium is credited to a share premium account, a non-distributable reserve. When the Company issues shares in exchange for shares of another company, the excess of the fair value of the shares acquired over the par value of the shares issued by the Company is credited, where applicable, to contributed surplus, which is, subject to certain conditions, a distributable reserve.

     INCOME TAXES -- Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been included in the supplemental consolidated financial statements or tax returns. Deferred tax liabilities and assets are determined based on the differences between the supplemental consolidated financial statements and the tax basis of assets and liabilities, using tax rates in effect for the years in which the differences are expected to reverse. A valuation allowance is provided to offset any net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

     RESEARCH AND DEVELOPMENT -- Research and development expenditures are expensed when incurred and are included in cost of sales in the accompanying Supplemental Consolidated Statements of Operations.

     ADVERTISING -- Advertising costs are expensed when incurred.

     TRANSLATION OF FOREIGN CURRENCY -- Assets and liabilities of the Company's subsidiaries operating outside the United States which account in a functional currency other than U.S. dollars, other than those operating in highly inflationary environments, are translated into U.S. dollars using year-end exchange rates. Revenues and expenses are translated at the average exchange rates effective during the year. Foreign currency translation gains and losses are included as a separate component of shareholders' equity. For subsidiaries operating in highly inflationary environments, inventories and property, plant and equipment, including related expenses, are translated at the rate of exchange in effect on the date the assets were acquired, while other assets and liabilities are translated at year-end exchange rates. Translation adjustments for these operations are included in net income (loss).

     Gains and losses resulting from foreign currency transactions, the amounts of which are not material, are included in net income (loss).

     INTEREST RATE SWAPS, CURRENCY OPTIONS AND OTHER CONTRACTS -- From time to time the Company enters into a variety of interest rate swaps, interest rate locks of future fundings, currency options, cross-currency swaps and commodity swaps in its management of interest costs and foreign currency exposures.

     Interest rate swaps and interest rate locks hedge interest rates on certain indebtedness and involve the exchange of fixed and floating rate interest payment obligations over the life of the related agreement without the exchange of the notional amount. The interest differentials to be paid or received under interest rate swaps or locks are recognized over the life of the underlying agreement or indebtedness, respectively, as an adjustment to interest expense.

     Currency options, acquired for the purpose of hedging foreign operating income generally for periods not exceeding twelve months are marked to market with any realized and unrealized gains or losses reflected in selling, general and administrative expenses. Under cross-currency swaps, which hedge certain net foreign investments, changes in valuation are recorded in the currency translation adjustment account. The interest differentials from swaps are recorded in interest expense.

                            TYCO INTERNATIONAL LTD.

     USE OF ESTIMATES -- The preparation of supplemental consolidated financial statements in conformity with generally accepted accounting principles requires management to make extensive use of certain estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the supplemental consolidated financial statements and the reported amounts of revenues and expenses during the reported periods. Significant estimates in these supplemental consolidated financial statements include allowances for doubtful accounts receivable, estimates of future cash flows associated with assets, asset impairments, useful lives for depreciation and amortization, loss contingencies, net realizable value of inventories, estimated contract revenues and related costs, environmental liabilities, income taxes and tax valuation reserves, and the determination of discount and other rate assumptions for pension and post-retirement employee benefit expenses. Actual results could differ from those estimates.

     ACCOUNTING PRONOUNCEMENTS -- In June 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", which are both effective for years beginning after December 15, 1997. The Company adopted SFAS No. 130 during the first quarter of Fiscal 1999. As SFAS No. 131 only relates to disclosure requirements, adoption of this standard is not expected to impact the financial results of the Company.

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits", which is effective for fiscal years beginning after December 15, 1997. This statement revises financial statement disclosure requirements for pension and other postretirement benefit plans but does not change the measurement or recognition of those plans. As SFAS No. 132 only relates to disclosure requirements, adoption of this standard is not expected to impact the financial results of the Company.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which is effective for fiscal years beginning after June 15, 1999. This statement establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. In June 1999, the FASB issued an exposure draft to defer the effective date to all fiscal years beginning after June 15, 2000. The Company is currently analyzing this new standard.

     RECLASSIFICATIONS -- Certain prior year amounts have been reclassified to conform with current year presentation.

     STOCK SPLIT -- Per share amounts and per share data have been retroactively adjusted to reflect the two-for-one stock split in the last quarter of Fiscal 1997 (Note 10).

2.  MERGERS

     TYCO'S MERGER WITH AMP -- On April 2, 1999, Tyco merged with AMP. Shareholders of AMP received 0.7507 shares of Tyco common stock in exchange for each outstanding share of AMP. A total of approximately 164 million shares were issued in this transaction.

     TYCO'S MERGER WITH USSC -- On October 1, 1998, Tyco merged with USSC. Shareholders of USSC received 0.7606 shares of Tyco common stock in exchange for each outstanding share of USSC. A total of approximately 59.2 million shares were issued in this transaction.

     TYCO'S MERGER WITH KEYSTONE -- In August 1997, Tyco merged with Keystone. A total of approximately 34.8 million Tyco common shares were issued to the former shareholders of Keystone.

     TYCO'S MERGER WITH INBRAND -- In August 1997, Tyco merged with INBRAND. A total of approximately 10.2 million Tyco common shares were issued to the former shareholders of INBRAND.

                            TYCO INTERNATIONAL LTD.

     ADT'S MERGER WITH THE FORMER TYCO -- In July 1997, a wholly-owned subsidiary of ADT merged with the Former Tyco. Shareholders of ADT, through a reverse stock split, received 0.48133 shares of the Company's common stock for each share of ADT common stock outstanding, and the Former Tyco shareholders received one share of the Company's common stock for each share of the Former Tyco common stock outstanding or a total of approximately 336.8 million Tyco common shares. All historical common share and per share data of the Company have been retroactively restated to reflect the reverse stock split.

     Each of the five merger transactions discussed above was accounted for under the pooling of interests accounting method, which presents as a single interest common shareholder interests which were previously independent. The historical consolidated financial statements for periods prior to the consummation of the combination are restated as though the companies had been combined during such periods. As discussed in Note 1, the supplemental consolidated financial statements for periods prior to January 1, 1997 do not include INBRAND due to immateriality.

     All fees and expenses related to the merger with AMP in April 1999 and to the integration of the combined companies will be expensed as required under the pooling of interests accounting method. These expenses have not been reflected in the accompanying supplemental consolidated statement of operations, but will be reflected in the consolidated statement of operations of the Company for the nine months ended June 30, 1999. Such fees and expenses may include amounts with respect to the elimination of excess facilities, the write-off of certain goodwill, other intangibles and fixed assets, severance costs and the satisfaction of certain liabilities.

     Aggregate fees and expenses related to the merger with USSC in October 1998 and to the integration of the combined companies have been expensed in the consolidated statement of operations of the Company for the quarter ended December 31, 1998, as required under the pooling of interests method of accounting. These included transaction costs of approximately $53.3 million consisting of legal, printing, accounting, financial advisory services and other direct expenses. These also included charges of approximately $368.5 million to reflect the combination of the companies, including severance costs, integration costs, the costs associated with the elimination of excess facilities and the satisfaction of certain liabilities, and $71.5 million for the impairment of long-lived assets.

                            TYCO INTERNATIONAL LTD.

     Combined and separate results of Tyco, USSC and AMP for the periods preceding the mergers were as follows:

                                             TYCO        USSC       AMP      ADJUSTMENTS    COMBINED
                                           ---------   --------   --------   -----------    ---------
                                                           (IN MILLIONS)

Year ended September 30, 1998
  Net sales..............................  $12,311.3   $1,225.9   $5,524.5     $   --       $19,061.7
  Extraordinary items, net of taxes......       (2.4)        --         --         --            (2.4)
  Net income (loss)......................    1,174.7     (212.0)     208.5       (5.0)(i)     1,166.2
Nine months ended September 30, 1997
  Net sales..............................    7,588.2      869.6    4,284.7         --        12,742.5
  Extraordinary items, net of taxes......      (58.3)        --         --         --           (58.3)
  Cumulative effect of accounting
     changes, net of taxes...............         --         --       15.5         --            15.5
  Net (loss) income......................     (835.1)      79.1      345.7       19.0(i)       (391.3)
Year ended December 31, 1996
  Net sales..............................    8,103.7    1,112.7    5,454.6         --        14,671.0
  Extraordinary items, net of taxes......       (8.4)        --         --         --            (8.4)
  Net (loss) income......................     (305.1)     109.1      287.0      (50.0)(i)        41.0


---------------
(i) As a result of the combination of Tyco and AMP, an income tax adjustment was recorded to conform tax accounting.

     Aggregate fees and expenses related to the mergers with ADT, Former Tyco, Keystone and INBRAND in Fiscal 1997 and to the integration of the combined companies have been expensed in the accompanying supplemental consolidated statement of operations for the nine months ended September 30, 1997 as required under the pooling of interests accounting method. This includes transaction costs of approximately $239.8 million relating to legal, printing, accounting, financial advisory services, severance costs payable at the effective time of the merger and other direct expenses. It also includes charges of approximately $678.0 million to reflect the combination of the four companies, including severance costs, integration costs, the costs associated with the elimination of excess facilities and the satisfaction of certain liabilities. In addition, the Company recorded a charge of $148.4 million for the impairment of long-lived assets. See Notes 11 and 16.

     Combined and separate results of ADT, Former Tyco, Keystone and INBRAND for the periods preceding the mergers were as follows:

                                                           FORMER
                                                 ADT        TYCO     KEYSTONE   INBRAND(I)   COMBINED
                                               --------   --------   --------   ----------   --------
                                                                   (IN MILLIONS)

Six months ended June 30, 1997 (unaudited)
  Net sales..................................  $  923.9   $3,505.6    $331.2      $118.7     $4,879.4
  Net income (loss)..........................      47.2      244.6      22.9       (28.9)       285.8
Year ended December 31, 1996
  Net sales..................................   1,704.0    5,721.8     677.9          --      8,103.7
  Extraordinary items, net of taxes..........      (8.4)        --        --          --         (8.4)
  Net (loss) income..........................    (695.1)     348.1      41.9          --       (305.1)


---------------
(i) The supplemental consolidated financial statements for periods prior to January 1, 1997 do not include INBRAND due to immateriality (Note 1).

                            TYCO INTERNATIONAL LTD.

ADT'S MERGER WITH AUTOMATED SECURITY (HOLDINGS) PLC ("ASH")

     In September 1996, ADT merged with and acquired the whole of the issued capital of ASH, a United Kingdom company (the "ASH merger"). ASH is engaged in the provision of electronic security services in North America and Europe. The total consideration in respect of the whole of the issued capital of ASH consisted of the issue of approximately 6.8 million common shares of the Company.

     The consolidated financial statements of ASH were previously presented in pounds sterling, ASH's functional currency. For the purposes of these supplemental consolidated financial statements, ASH's consolidated financial statements have been translated into United States dollars at the appropriate exchange rates. In addition, ASH's fiscal year end was November 30. ASH has been accounted for as a pooling of interests and its results have been combined with ADT's using the November year end. The results of operations and cash flows for ASH for the month of December 1996, which have been excluded from these supplemental consolidated financial statements, are reflected as adjustments in the 1997 Supplemental Consolidated Statements of Shareholders' Equity and Cash Flows.

     Combined and separate results of ADT and ASH for the periods preceding the ADT and ASH merger were as follows:

                                              ADT       ASH      ADJUSTMENTS    COMBINED
                                             ------    ------    -----------    --------
                                                            (IN MILLIONS)

Six months ended June 30, 1996 (unaudited)
  Net sales................................  $715.6    $118.1       $ --         $833.7
  Extraordinary items, net of taxes........    (1.2)       --         --           (1.2)
  Net loss.................................  (347.7)   (328.9)       0.5(i)      (676.1)


---------------
(i) Income tax adjustment arising on preference share dividends accrued by the ASH group but not payable following merger.

     All fees and expenses related to the ASH merger have been expensed as required under the pooling of interests accounting method. Such fees and expenses amounted to $8.8 million in 1996.

3.  ACQUISITIONS AND DIVESTITURES

     During Fiscal 1998 the Company acquired companies in each of its business segments for an aggregate of $4.65 billion, including $4.25 billion in cash, the assumption of approximately $260 million in debt and the issuance of 382,772 common shares valued at $19.2 million and 1,254 subsidiary preference shares valued at $125.4 million. The cash portions of the acquisition costs were funded utilizing cash on hand, borrowings under the bank credit agreements, proceeds of approximately $1.25 billion from the sale of common shares, as well as borrowings under the Company's uncommitted lines of credit. Each of these acquisitions was accounted for as a purchase, and the results of operations of the acquired companies were included in the consolidated results of the Company from their respective acquisition dates. As a result of the acquisitions, approximately $3.95 billion in goodwill and other intangibles was recorded by the Company, which reflects the adjustments necessary to allocate the individual purchase prices to the fair value of assets acquired, liabilities assumed and additional purchase liabilities recorded.

     The Fiscal 1998 acquisitions discussed above include the acquisition of the Sherwood-Davis & Geck division ("Sherwood") of American Home Products Corporation, which was purchased for cash of $1.77 billion. As a result of this acquisition, approximately $1.44 billion in goodwill and other intangibles was recorded by the Company. Sherwood is a manufacturer of medical and surgical devices, such as catheters, needles and syringes, sutures, thermometers and other specialized disposable medical products, with annual

                            TYCO INTERNATIONAL LTD.

revenues of approximately $1.0 billion. Sherwood has been integrated with Kendall within Tyco's Healthcare and Specialty Products segment.

     Total additional purchase liabilities recorded during Fiscal 1998 include approximately $60.1 million for transaction and other direct costs, $159.7 million for severance and related costs and $278.9 million for costs associated with the shut down and consolidation of certain acquired facilities. The $159.7 million of severance and related costs covers employee termination benefits for approximately 4,800 employees located throughout the world, consisting of primarily manufacturing employees to be terminated as a result of the shut down and consolidation of production facilities and, to a lesser extent, technical, sales and administrative employees. At September 30, 1998, approximately 1,600 employees had been terminated and $126.3 million in severance costs remained on the balance sheet. The Company has communicated with the employees of the acquired companies to announce the termination and benefit arrangements, even though all individuals have not been specifically told of their termination. The Company expects that the remaining employee terminations will be completed in Fiscal 1999.

     The $278.9 million of exit costs are associated with the shutdown and consolidation of facilities involve approximately 90 facilities located primarily in the United States and Europe. These facilities include manufacturing plants, warehouses, office buildings and sales offices. Included within these costs are accruals for non-cancelable leases associated with certain of these facilities. Approximately 70 facilities, mainly office buildings and sales offices, had been shut down as of September 30, 1998. The remaining facilities primarily include large manufacturing plants, which are expected to be shut down in Fiscal 1999. The shutdown of these remaining facilities, as well as the expiration of non-cancelable leases (less any expected sublease income in facilities already closed), comprise the approximately $264.7 million for facility related costs remaining on the balance sheet as of September 30, 1998.

     In July 1998, the Company acquired the U.S. operations of Crosby Valve, Inc. in exchange for 1,254 cumulative dividend preference shares of a newly created subsidiary, valued at $125.4 million. The subsidiary has authorized 2,000 cumulative dividend preference shares. The holders of these preference shares have the option to require the Company to repurchase the preference shares at par value plus unpaid dividends at any time after July 2001. The outstanding preference shares were issued at $100,000 par value each and have been classified in Other Long-Term Liabilities on the accompanying 1998 Supplemental Consolidated Balance Sheet. Cash dividends accumulate on a preferred basis, whether or not earned or declared, at the rate of $3,750 per share per annum. Upon liquidation, the holders of shares are entitled to receive an amount equal to $100,000 per share, plus any unpaid dividends. These preference shares may be redeemed by the subsidiary at any time on or after December 31, 2008 at a price per share of $100,000, plus unpaid dividends, adjusted for certain increases in the value of Tyco's stock, as defined.

                            TYCO INTERNATIONAL LTD.

     The following unaudited pro forma data summarize the results of operations for the periods indicated as if the Fiscal 1998 acquisitions had been completed on January 1, 1997. The pro forma data give effect to actual operating results prior to the acquisitions and adjustments to interest expense, goodwill amortization and income taxes. These pro forma amounts do not purport to be indicative of the results that would have actually been obtained if the acquisitions had occurred on January 1, 1997 or that may be obtained in the future. The pro forma data do not give effect to acquisitions completed subsequent to September 30, 1998, except for USSC and AMP, which were accounted for under the pooling of interests accounting method (Notes 1 and 2).

                                                                YEAR ENDED        NINE MONTHS ENDED
                                                            SEPTEMBER 30, 1998    SEPTEMBER 30, 1997
                                                            ------------------    ------------------
                                                              (IN MILLIONS, EXCEPT PER SHARE DATA)

Net sales.................................................      $20,406.7             $14,588.1
Income (loss) before extraordinary items and cumulative
  effect of accounting changes............................        1,001.2                (454.1)
Net income (loss).........................................          993.4                (498.4)
Net income (loss) per common share:
  Basic...................................................           1.25                  (.68)
  Diluted.................................................           1.23                  (.68)


     In addition to the mergers discussed in Note 2, in Fiscal 1997 the Company acquired companies in each of its business segments for an aggregate of $1.52 billion, including $1.42 billion in cash, the assumption of approximately $15.7 million in debt and the issuance of approximately 1.9 million common shares valued at $92.8 million. The cash portions of the acquisition costs were funded utilizing cash on hand, proceeds from the sale of common shares of $645.2 million, as well as borrowings under the Company's uncommitted lines of credit. Each of these acquisitions was accounted for as a purchase, and the results of operations of the acquired companies were included in the consolidated results of the Company from their respective acquisition dates. As a result of the acquisitions, approximately $708.7 million in goodwill and other intangibles, net of the write-off of purchased in-process research and development, was recorded by the Company, which reflects the adjustments necessary to allocate the individual purchase prices to the fair value of assets acquired, liabilities assumed and additional purchase liabilities recorded. At September 30, 1998, purchase liabilities for approximately $6.9 million in severance costs and $46.4 million for facility and other costs remained on the balance sheet. In connection with the acquisition of AT&T's submarine systems business, the Company allocated $361.0 million of the purchase price to in-process research and development projects that had not reached technological feasibility and had no probable alternative future uses. The Company expects that the payout for employee severance and its consolidation of facilities related to these acquisitions will be substantially completed in Fiscal 1999, excluding certain leases for abandoned facilities.

     The Company assumed USSC's agreement to potentially pay up to approximately $70 million in common stock as of September 30, 1998 as additional purchase price consideration relative to an acquisition consummated by USSC in Fiscal 1997, if and when certain additional milestones and sales objectives are achieved.

     During 1996, the Company acquired companies in each of its business segments for an aggregate of $1.18 billion, including $887.6 million in cash,
3.5 million common shares valued at $130.4 million and the assumption of approximately $159.2 million in debt. The cash portions of the acquisition costs were funded utilizing cash on hand, proceeds of approximately $300 million from the issuance of 6 1/2% public notes, as well as borrowings under the Company's uncommitted lines of credit. Each of the acquisitions was accounted for as a purchase and the results of operations of the acquired companies were included in the consolidated results of the Company from their respective acquisition dates. As a result of the acquisitions, approximately $894.7 million in goodwill and other intangibles was recorded by the Company, which reflects the adjustments

                            TYCO INTERNATIONAL LTD.

necessary to allocate the individual purchase prices to the fair value of assets acquired, liabilities assumed and additional purchase liabilities recorded. At September 30, 1998, purchase liabilities for approximately $21.5 million in severance costs and facility related costs remained on the balance sheet. The Company expects to complete the payout for employee severance and its consolidation of facilities in Fiscal 1999, excluding certain leases for abandoned facilities.

     As a result of the sale of a business in the United Kingdom in 1995, the Company holds a subordinated, non-collateralized zero coupon loan note maturing in 2004 ("Vendor Note"), together with a 10% interest in the ordinary share capital of the issuer. The Vendor Note has a $205.4 million aggregate principal amount at maturity with an issue price of $83.9 million, reflecting a yield to maturity of 10.0% per annum, and was originally valued by the Company at $74.6 million. As of September 30, 1998, the Vendor Note is included in Long-Term Investments on the accompanying Supplemental Consolidated Balance Sheet and has been accounted for at its amortized cost of $111.1 million (which approximates fair value). The fair value of the Vendor Note was estimated based on the Company's calculation of an appropriate fair value interest rate discount. This discount rate was determined based on an evaluation of current UK market conditions (private placement rates, discussions with financial sources, etc.) and the continued risk margin associated with deep discount debentures.

     During 1996, the Company entered into a settlement agreement related to a 1990 acquisition and a lawsuit originated by the Company in 1991. After deducting legal and other settlement costs, the net gain arising on this settlement amounted to $69.7 million, of which $65.0 million was included in other income less expenses and $4.7 million was included in interest income in 1996.

                            TYCO INTERNATIONAL LTD.

4.  INDEBTEDNESS

     Long-term debt is as follows:

                                                              SEPTEMBER 30,   SEPTEMBER 30,
                                                                  1998            1997
                                                              -------------   -------------
                                                                      (IN MILLIONS)

Bank and acceptance facilities..............................    $    0.8        $   56.4
Bank credit agreement(i)....................................     1,359.0         1,400.0
Bank credit facilities(viii)................................       206.9            30.6
Uncommitted lines of credit(ii).............................          --            38.5
International overdrafts and demand loans(xi)...............       429.7           376.9
Variable rate term loan due 1998(iii).......................          --            97.1
8.125% public notes due 1999(iv)............................        10.5            10.5
8.25% senior notes due 2000(iv).............................         9.5             9.5
6.34% senior notes due 2000.................................          --            45.0
6.5% public notes due 2001..................................       299.0           298.7
6.125% public notes due 2001(v).............................       747.0              --
Sterling denominated bank facility due 2002(vi).............          --           137.5
9.25% senior subordinated notes due 2003(iv)................        14.1            14.1
6.375% public notes due 2004................................       104.6           104.5
6.375% public notes due 2005(v).............................       742.6              --
7.25% senior notes due 2008(ix).............................       300.0              --
Zero coupon Liquid Yield Option Notes due 2010(vii).........       115.3           259.6
International bank loans, repayable through 2013(xii).......       188.6           204.4
6.25% public dealer Remarketable Securities ("Drs.") due
  2013(v)...................................................       762.8              --
9.5% public debentures due 2022(iv).........................        49.0            49.0
8.0% public debentures due 2023.............................        50.0            50.0
7.0% public notes due 2028(v)...............................       492.1              --
Financing lease obligation(x)...............................        76.5            75.7
Other.......................................................       281.7           205.5
                                                                --------        --------
Total debt..................................................     6,239.7         3,463.5
Less current portion........................................       815.0           677.6
                                                                --------        --------
Long-term debt..............................................    $5,424.7        $2,785.9
                                                                ========        ========

---------------
(i) In February 1998, Tyco US entered into a new $2.25 billion credit agreement with a group of commercial banks, giving it the right to borrow
       (a) up to $1.75 billion until February 12, 1999, with the option to extend to February 12, 2000, and (b) up to $0.5 billion until February 12, 2003. Interest payable on borrowings is variable based upon the borrower's option of selecting a Eurodollar rate plus margins ranging from 0.17% to 0.19%, a certificate of deposit rate plus margins ranging from 0.295% to 0.315%, or a base rate, as defined. If the outstanding principal amount of loans equals or exceeds one-third of the commitments, the Eurodollar and certificate of deposit margins are increased by 0.10%. Repayments of amounts outstanding under this agreement are guaranteed by the Company. In accordance with the terms of this agreement, in June 1998 Tyco US and Tyco International Group S.A. ("TIG"), a wholly-owned subsidiary of the Company, elected that TIG become the borrower and that Tyco US cease to be the borrower under this agreement. All other terms and conditions in effect remained unchanged. Substantially all amounts outstanding under this credit agreement have been

                            TYCO INTERNATIONAL LTD.

      classified as long-term based on the Company's ability and intent to refinance this obligation on a long-term basis.

      Simultaneously with the closing of the new credit agreement, Tyco US reduced aggregate commitments available under the previously existing credit agreement from $1.75 billion to $950 million. In March 1998, Tyco US terminated the $950 million credit agreement. Balances outstanding at the time of termination were repaid with net proceeds from the sale of common shares (Note 10).

(ii) Uncommitted lines of credit are borrowings by Tyco US from commercial banks on an "as offered" basis. Borrowings and repayments occur daily and contain no specific terms other than due dates and interest rates. The due dates generally range from overnight to 90 days, and interest rates approximate those available under the TIG credit agreement.

(iii) In May 1997, a Tyco subsidiary entered into a L60 million term loan with a bank to refinance certain intercompany loans with external debt. Interest payable on borrowings was variable based upon U.K. LIBOR plus 0.35%. In March 1998, the term loan was repaid and the facility was terminated.

(iv) In July 1997, Tyco US tendered for its $145.0 million 8.125% public notes due 1999 and $200.0 million 9.5% public debentures due 2022, and ADT Operations, Inc., a wholly-owned subsidiary of the Company, tendered for its $250.0 million 8.25% senior notes due 2000 and $294.1 million 9.25% senior subordinated notes due 2003. The percentage of debt tendered was 92.8% of the 8.125% notes, 75.5% of the 9.5% debentures, 96.2% of the 8.25% notes and 95.2% of the 9.25% notes. The two companies paid an aggregate amount, including accrued interest, of approximately $900.8 million to the debt holders, of which $800.0 million was financed from the previously existing credit agreement discussed above. In connection with the tenders, the Company recorded an after-tax charge of approximately $58.3 million, net of related income tax benefit of $33.0 million, primarily representing unamortized debt issuance fees and the premium paid, which was reported as an extraordinary loss (Note 13).

      The $250.0 million 8.25% senior notes due August 2000 were issued in August 1993, through a public offering, by ADT Operations, Inc. and are guaranteed on a senior basis by the Company and certain subsidiaries of ADT Operations, Inc. The senior notes are not redeemable prior to maturity.

      The $294.1 million 9.25% senior subordinated notes due August 2003 were issued in August 1993, through a public offering, by ADT Operations, Inc., and are guaranteed on a senior subordinated basis by the Company. The notes are redeemable in whole or in part, at the option of ADT Operations, Inc., at any time after August 1998 at the following redemption prices: during the twelve month period beginning (a) August 1998 at 103.75%, (b) August 1999 at 102.50%, (c) August 2000 at 101.25%, and thereafter at 100.00% of the principal amount. During 1996 the Company reacquired in the market $23.1 million face value of the senior subordinated notes at a purchase cost of $24.0 million which was financed from cash on hand. The loss arising on reacquisition of $0.9 million, and related costs of $0.5 million, were included in extraordinary items (Note 13). In December 1998, ADT Operations, Inc. sent a notice of redemption to the holders of these notes, calling the notes for redemption on December 31, 1998.

      In conjunction with the tenders described above, ADT Operations, Inc., through consent of the holders of the senior and senior subordinated notes, eliminated in the indentures pursuant to which such notes were issued (a) certain restrictive covenants and provisions and references to such restrictive covenants, (b) certain events of default to the extent relating to such restrictive covenants and (c) certain definitions to the extent relating to such restrictive covenants and events of default.

(v) In June 1998, TIG issued $750 million 6 1/8% notes due 2001, $750 million 6 3/8% notes due 2005, $750 million 6 1/4% Dealer Remarketable Securities(sm) ("Drs.")(sm) due 2013 and $500 million 7.0% notes due 2028 under a $3.75 billion public shelf registration statement. Interest is payable semi-annually in

                            TYCO INTERNATIONAL LTD.

       June and December. Under the terms of the Drs., the Remarketing Dealer has an option to remarket the Drs. in June 2003, which if exercised would subject the Drs. to mandatory tender to the Remarketing Dealer and reset the interest rate to an adjusted fixed rate until June 2013. If the Remarketing Dealer does not exercise its option, then all Drs. are required to be tendered to the Company in June 2003. Repayment of amounts outstanding under these debt securities are fully and unconditionally guaranteed by Tyco (Note 25). The net proceeds of approximately $2.74 billion were ultimately used to repay borrowings under the $2.25 billion bank credit facility and uncommitted lines of credit of Tyco US. During Fiscal 1998, the effective interest rate on these instruments approximated the coupon rate.

(vi) In March 1997, ADT Finance, a wholly-owned subsidiary of the Company, entered into a sterling denominated bank credit facility of which $137.5 million (L85 million) is a term loan facility and $8 million is a revolving credit facility. The term loan facility was fully drawn down and was used to repay in part the $26 million drawn down under another sterling denominated bank credit facility entered into in January 1997. The new facility has a term of five years and is guaranteed by the Company and certain of its subsidiaries. Interest is payable at LIBOR plus a margin. Amounts outstanding under the term loan facility were repaid as of September 30, 1998 and the facility was terminated.

(vii) In July 1995, ADT Operations, Inc. issued $776.3 million aggregate principal amount at maturity of its zero coupon subordinated Liquid Yield Option Notes ("LYONs") maturing July 2010. The net proceeds of the issue amounted to $287.4 million which was used to repay in full all amounts outstanding under ADT Operations Inc.'s previous bank credit agreement, which was subsequently canceled. The issue price per LYON was $383.09, being 38.309% of the principal amount of $1,000 per LYON at maturity, reflecting a yield to maturity of 6.5% per annum (computed on a semi-annual bond equivalent basis). The discount amortization on the LYONs is being charged as interest expense through the supplemental consolidated statements of operations on a basis linked to the yield to maturity. The LYONs discount amortization for Fiscal 1998 amounted to $11.0 million (Fiscal 1997 -- $15.9 million; 1996 -- $20.3 million). Each LYON is exchangeable for common shares of the Company at the option of the holder at any time prior to maturity, unless previously redeemed or otherwise purchased by ADT Operations, Inc., at an exchange rate of
       27.176 common shares per LYON. During Fiscal 1998 and Fiscal 1997, respectively, 342,752 and 188,290 Notes with carrying values of $155.3 million and $83.0 million were exchanged for 9,314,599 and 5,116,923 common shares of the Company. Any LYON will be purchased by ADT Operations, Inc., at the option of the holder, as of July 2002 for a purchase price per LYON of $599.46. At this time, if the holder exercises the option, the Company has the right to deliver all or a portion of the purchase price in the form of common shares of the Company. Beginning July 2002, the LYONs are redeemable for cash at any time at the option of ADT Operations, Inc., in whole or in part, at redemption prices equal to the issue price plus accrued original issue discount to the date of redemption. The LYONs are guaranteed on a subordinated basis by the Company.

(viii) In December 1995, USSC entered into a five year, $325 million syndicated credit agreement which matures in January 2001. The syndicated credit facility provides a choice of interest rates based upon the banks' CD rate, prime rate or the London Interbank Offered Rate (LIBOR) for US dollar borrowings and Tokyo Interbank Offered Rate (TIBOR) for yen borrowings. The actual interest charges paid are determined by a pricing schedule which considers the ratio of consolidated debt at each calendar quarter end to consolidated earnings before interest, taxes, depreciation and amortization for the trailing twelve months. During the third quarter of 1996, USSC entered into an additional conditional committed bank term loan facility of $175 million, with similar terms and conditions. The effective interest rate on long-term bank debt outstanding as of September 30, 1998 and 1997 was 5.91% and 1.04% per annum, respectively.

                            TYCO INTERNATIONAL LTD.

      In January 1998, USSC obtained a 364-day bank term loan facility of $450 million to finance its acquisition of Valleylab. The loan contains terms and conditions similar to the syndicated bank credit facility. The interest rate was initially set at LIBOR plus 60 basis points, or 6.26%. Subsequent to the acquisition, the term loan was refinanced with a combination of the $325 million syndicated credit facility and the issuance of senior notes, discussed below.

(ix) In March 1998, USSC issued $300 million 7.25% senior notes due March 2008, which are not redeemable prior to maturity and require semi-annual interest payments.

(x) The financing lease obligation relates to USSC's European headquarters office building and distribution center complex in Elancourt, France. The French franc denominated financing lease requires principal amortization in varying amounts over the remaining eleven year term of the lease with a balloon payment of approximately 42 million French francs ($7 million) at the end of the lease. Interest is payable at a rate approximately 1.4% above Paris Interbank Offered Rate (PIBOR). The effective interest rate on the financing lease debt was approximately 4.55% and 4.9% per annum at September 30, 1998 and 1997, respectively.

(xi) International overdrafts and demand loans represent borrowings by AMP from various banks and other holders. All overdrafts and loans mature within one year from the balance sheet date. The weighted-average interest rate on all international overdrafts and demand loans during Fiscal 1998 and Fiscal 1997 was 4.2% and 4.1%, respectively.

(xii) International bank loans represent term borrowings by AMP from various commercial banks. Borrowings are repayable in varying amounts through 2013. The weighted-average interest rate on all international bank loans during Fiscal 1998 and Fiscal 1997 was 5.0% and 4.2%, respectively.

     The weighted-average rate of interest on all long-term debt during Fiscal 1998 was 6.4% (Fiscal 1997 -- 7.2%; 1996 -- 7.7%).

     The aggregate amounts of total debt maturing during the next five years are as follows (in millions): $815.0 in Fiscal 1999, $1,292.8 in Fiscal 2000, $1,343.0 in Fiscal 2001, $97.7 in Fiscal 2002 and $53.2 in Fiscal 2003.

     In June 1998, TIG entered into two interest rate swap agreements with a financial institution to hedge a portion of the fixed rate terms of its public notes. The agreements are for notional amounts of $650 million each and expire in June 2003 and June 2005, respectively. The Company receives payments at fixed rates of 6.25% and 6.375%, respectively, and makes floating rate payments based on LIBOR, as defined, but not to exceed 7.0% and 7.125%, respectively. At September 30, 1998, the floating rates under these agreements were 5.58% and 5.55%, respectively. The impact of the Company's interest rate swap activities on its weighted-average borrowing rate was not material in any year. The impact on reported interest expense was a reduction of $1.9 million, $0.8 million and $1.8 million for Fiscal 1998, Fiscal 1997 and 1996, respectively.

     AMP maintains a commercial paper program for maximum borrowing of $200.0 million and a $150.0 million five year revolving credit facility, which is used primarily to support the commercial paper program. The credit facility was amended in August 1997 to extend the term until September 1, 2002 and lower the minimum facility fee to 5 basis points from 6.25 basis points annually. Effective September 28, 1998, under the terms of the agreement the facility fee was increased to 7.5 basis points. Interest rate options on the facility include the higher of the Federal funds rate plus 1/2 of 1% or the prime commercial lending rate of the lead bank, LIBOR, or rates determined as part of a competitive bidding process. This formal syndicated credit facility has a minimum shareholders' equity requirement for AMP of approximately $2.0 billion. AMP also maintained additional letters of credit and an uncommitted line of credit in the amount of $42.0 million at September 30, 1998. None of these funding sources was in use at September 30, 1998 or 1997.

                            TYCO INTERNATIONAL LTD.

     In August 1998, AMP entered into a $120.0 million letter of credit agreement related to a trust used to fund non-qualified benefits in connection with the defense of an unsolicited bid by Allied Signal Incorporated ("AlliedSignal") (Note 26). Subsequently, in March 1999, the letter of credit was terminated.

     Subsequent to September 30, 1998, TIG issued $800 million of debt in a private placement offering consisting of two series of restricted notes: $400 million of 5.875% notes due November 2004 and $400 million of 6.125% notes due November 2008. Interest on each series of notes is payable on May 1 and November 1 of each year, beginning May 1, 1999. The notes are fully and unconditionally guaranteed by Tyco. The net proceeds of approximately $791.7 million were used to repay borrowings under TIG's $2.25 billion bank credit facility. In addition, TIG entered into an interest rate swap agreement with a notional amount of $400 million to hedge the fixed rate terms of the 6.125% notes due 2008. Under this agreement, which expires in November 2008, TIG will receive payments at a fixed rate of 6.125% and will make floating rate payments based on LIBOR, as defined.

5.  SALE OF ACCOUNTS RECEIVABLE

     The Company has an agreement under which one of its operating subsidiaries sells a defined pool of trade accounts receivable to a limited purpose subsidiary of the Company. The subsidiary, a separate corporate entity, owns all of its assets and sells participating interests in such accounts receivable to financiers who, in turn, purchase and receive ownership and security interests in those assets. As collections reduce accounts receivable included in the pool, the operating subsidiary sells new receivables. The limited purpose subsidiary has the risk of credit loss on the receivables and, accordingly, the full amount of the allowance for doubtful accounts has been retained on the Supplemental Consolidated Balance Sheets. At September 30, 1998 and 1997, the $300 million available under the program was fully utilized. The proceeds from the sales were used to reduce borrowings under uncommitted lines of credit and are reported as operating cash flows in the Supplemental Consolidated Statements of Cash Flows. The proceeds of sale are less than the face amount of accounts receivable sold by an amount that approximates the purchaser's financing costs of issuing its own commercial paper backed by these accounts receivable. The discount from the face amount is accounted for as a loss on the sale of receivables of $17.3 million, $10.4 million, and $12.1 million during Fiscal 1998, Fiscal 1997 and 1996, respectively, and has been included in selling, general and administrative expenses in the Company's Supplemental Consolidated Statements of Operations. The operating subsidiary, as servicing agent for the purchaser, retains collection and administrative responsibilities for the participating interests in the defined pool.

6.  FINANCIAL INSTRUMENTS

     The Company's financial instruments consist primarily of cash in banks, temporary investments, equity securities, accounts receivable and debt. The Company also has currency options (notional amount of $153.6 million), commodity swap agreements (notional amount of $79.2 million), currency swaps and interest rate swaps. Commodities swap agreements are utilized to hedge anticipated purchases of certain metals used in manufacturing operations. Under these swap agreements, payments are made or received based on the differential between a specified price and the actual price of the metals.

     In March 1994, AMP entered into a foreign currency swap with an AAA-rated counterparty to hedge a portion of its net investment in its Japanese subsidiary. Under the terms of the currency swap agreement, the Company is obligated to swap 15.9 billion yen for $150.0 million in 2004 based on the exchange rate on the day the contract became effective. Additionally, the contract provides for the Company to make semi-annual interest payments of 4.61% on the 15.9 billion yen, while receiving semi-annual interest payments of 6.71% on the $150.0 million. The Company has the unilateral right to unwind the swap prior to maturity.

     From time to time, AMP also utilizes forward foreign currency exchange contracts to minimize the impact of currency movements, principally on anticipated intercompany royalties, inventory purchases, loans and dividends denominated in currencies other than their functional currencies. At September 30, 1998, AMP had open foreign currency agreements totaling $307.4 million.

                            TYCO INTERNATIONAL LTD.

     While it is not the Company's intention to terminate any of the above financial instruments, fair values were estimated by obtaining quotes from brokers which represented the amounts that the Company would receive or pay if the agreements were terminated at the balance sheet dates. These fair values indicated that the termination of the commodities swap agreements, the forward foreign currency exchange contracts and the foreign currency swap agreement at September 30, 1998 would have resulted in a $4.2 million loss, a $7.6 million loss and a $22.3 million gain, respectively, and at September 30, 1997 would have resulted in a $.1 million loss, a $1.5 million loss and a $1.1 million loss, respectively. At September 30, 1998 and 1997, the fair value of interest rate swaps approximated book value, and the fair value of long-term debt was approximately $5,816.8 million (book value of $5,424.7 million) and $2,787.3 million (book value of $2,785.9 million), respectively, based on current interest rates. The fair value of financial instruments included in working capital approximated book value.

     None of the Company's financial instruments represents a concentration of credit risk as the Company deals with a variety of major banks worldwide and its accounts receivable are spread among a number of major industries, customers and geographic areas. None of the Company's off-balance sheet financial instruments would result in a significant loss to the Company if a counterparty failed to perform according to the terms of its agreement.

7.  INCOME TAXES

     The provision (benefit) for income taxes and the reconciliation between the notional United States federal income taxes at the statutory rate on consolidated income (loss) before taxes and the Company's income tax provision are as follows:

                                                                    NINE
                                                                   MONTHS
                                                YEAR ENDED          ENDED         YEAR ENDED
                                               SEPTEMBER 30,    SEPTEMBER 30,    DECEMBER 31,
                                                   1998             1997             1996
                                               -------------    -------------    ------------
                                                               (IN MILLIONS)
Notional U.S. federal income taxes at the
  statutory rate.............................     $596.0           $  (0.1)         $181.5
Adjustments to reconcile to the Company's
  income tax provision:
  U.S. state income tax provision, net.......       15.8              20.2            27.3
  SFAS 121 impairment........................         --              49.6           150.2
  Non U.S. net (earnings) losses.............      (67.9)            118.0            79.1
  Provision for unrepatriated earnings of
     subsidiaries............................         --              64.1              --
  Nondeductible charges......................       20.1             112.9              --
  Other......................................      (29.8)            (16.6)           31.3
                                                  ------           -------          ------
  Provision for income taxes.................      534.2             348.1           469.4
  Deferred (benefit) provision...............      (10.0)           (225.0)            4.2
                                                  ------           -------          ------
  Current provision..........................     $544.2           $ 573.1          $465.2
                                                  ======           =======          ======


     The provisions for Fiscal 1998, Fiscal 1997, and 1996 included $210.5 million, $130.0 million and $189.9 million, respectively, for non-U.S. income taxes. The non-U.S. component of income (loss) before income taxes was $640.6 million, $(67.5) million and $70.9 million for Fiscal 1998, Fiscal 1997, and 1996, respectively.

                            TYCO INTERNATIONAL LTD.

     The deferred income tax balance sheet accounts result from temporary differences between the amount of assets and liabilities recognized for financial reporting and tax purposes. The components of the net deferred income tax asset are as follows:

                                                              SEPTEMBER 30,   SEPTEMBER 30,
                                                                  1998            1997
                                                              -------------   -------------
                                                                      (IN MILLIONS)
Deferred tax assets:
  Inventories...............................................    $   80.6        $   91.8
  Accrued liabilities and reserves..........................     1,042.5           793.4
  Accrued postretirement benefit obligation.................       146.5           108.5
  Tax loss and credit carryforwards.........................       431.6           420.2
  Interest..................................................        78.9            92.7
  Other.....................................................        94.0            65.4
                                                                --------        --------
                                                                 1,874.1         1,572.0
                                                                --------        --------
Deferred tax liabilities:
  Property, plant and equipment.............................      (451.8)         (520.7)
  Patent amortization.......................................       (22.5)          (34.2)
  Operating lease...........................................       (57.0)          (42.9)
  Contracts.................................................        (6.4)           (6.1)
  Accrued liabilities and reserves..........................        (7.1)          (17.0)
  Undistributed earnings of subsidiaries....................       (83.4)          (61.4)
  Other.....................................................       (93.4)          (80.1)
                                                                --------        --------
                                                                  (721.6)         (762.4)
                                                                --------        --------
  Net deferred income tax asset before valuation
     allowance..............................................     1,152.5           809.6
  Valuation allowance.......................................      (180.4)         (169.2)
                                                                --------        --------
  Net deferred income tax asset.............................    $  972.1        $  640.4
                                                                ========        ========

     As of September 30, 1998, the Company had approximately $361.5 million of net operating loss carryforwards in certain non-U.S. jurisdictions. Of these, $250.4 million have no expiration, and the remaining $111.1 million will expire in future years through 2013. U.S. operating loss carryforwards at September 30, 1998 were approximately $857.7 million and will expire in future years through 2018. A valuation allowance has been provided for operating loss carryforwards that are not expected to be utilized.

8.  KEY EMPLOYEE LOAN PROGRAM

     Loans are made to employees of the Company under the Former Tyco 1983 Key Employee Loan Program for the payment of taxes upon the vesting of shares granted under Former Tyco's Restricted Stock Ownership Plans. The loans are unsecured and bear interest, payable annually, at a rate which approximates the Company's incremental short-term borrowing rate. Loans are generally repayable in ten years, except that earlier payments are required under certain circumstances. During Fiscal 1998, the maximum amount outstanding was $143.5 million. Loans receivable under this program were $22.2 million and $12.3 million at September 30, 1998 and September 30, 1997, respectively.

9.  CONVERTIBLE REDEEMABLE PREFERENCE SHARES

     The Company has authorized 125,000,000 convertible cumulative redeemable preference shares of $1 each, of which none was outstanding at September 30, 1998 or September 30, 1997. Of the 125,000,000

                            TYCO INTERNATIONAL LTD.

convertible cumulative redeemable preference shares authorized, 7,500,000 (increased to 15,000,000 subsequent to September 30, 1998) have been classified as Series A Preference Shares and are reserved for issuance pursuant to the Shareholder Rights Plan described below. Rights as to dividends, return of capital, redemption, conversion, voting and otherwise of the remaining convertible cumulative redeemable preference shares of $1 each, none of which are issued and outstanding, may be determined by the Company on or before the time of issuance.

     In November 1996, the Board of Directors of ADT adopted a Shareholder Rights Plan, which was amended in March 1997 and July 1997 (the "Plan"). Under the Plan, each common shareholder has received a distribution of rights for each common share held. After giving effect to the exchange ratio related to the merger between ADT and Former Tyco and the two-for-one stock split distributed on October 22, 1997, the number of rights associated with each common share is
1.03879. Each right entitles the holder to purchase from the Company shares of a new series of first preference shares at an initial purchase price of $90 per one-hundredth of a Series A Preference Share. The rights will become exercisable and will detach from the common shares a specified period of time after any person becomes the beneficial owner of 15% or more of the Company's common shares, or commences a tender or exchange offer which, if consummated, would result in any person becoming the beneficial owner of 15% or more of the Company's common shares. Once exercisable each right will entitle the holder, other than the acquiring person, to purchase, for the rights purchase price, common shares having a market value of twice the rights purchase price.

     If, following an acquisition of 15% or more of the Company's common shares, the Company is involved in any mergers or other business combinations or sells or transfers more than 50% of its assets or earnings power, each right will entitle the holder to purchase, for the rights purchase price, common shares of the other party to such transaction having a market value of twice the rights purchase price. The merger between ADT and Former Tyco (Note 2) was specifically excluded from these provisions by an amendment to the Plan in July 1997.

     The Company may redeem the rights at a price of $0.01 per right at any time prior to the specified period of time after a person has become the beneficial owner of 15% or more of the Company's common shares. The rights will expire in November 2005 unless exercised or redeemed earlier.

     In the event of liquidation of the Company, the holders of all of the Company's convertible redeemable preference shares are together entitled to payment to them of the amount for which the preference shares were subscribed and any unpaid dividend, prior to any payment to the common shareholders.

10.  SHAREHOLDERS' EQUITY

     During the second quarter of Fiscal 1998, the shareholders approved an increase in the number of authorized common shares from 750,000,000 to 1,503,750,000. In accordance with the pooling of interests method of accounting, the common shares outstanding presented in the accompanying supplemental consolidated financial statements have been retroactively restated as if Tyco, USSC and AMP had been combined for all periods presented (Note 2). On April 1, 1999, the shareholders approved an increase in the number of authorized common shares from 1,503,750,000 to 2,500,000,000.

     In December 1997 the Company filed a shelf registration to enable it to offer from time to time unsecured debt securities or shares of common stock, or any combination of the foregoing, at an aggregate initial offering price not to exceed $2.0 billion. In March 1998, the Company sold 25.3 million common shares at $50.75 per share. The net proceeds from the sale of approximately $1.25 billion were used to repay indebtedness incurred for previous acquisitions.

     During the last quarter of Fiscal 1997, the Board of Directors declared a two-for-one stock split effected in the form of a 100% stock dividend on the Company's common shares. Per share amounts and share data have been retroactively adjusted to reflect the stock split.

                            TYCO INTERNATIONAL LTD.

     In April 1997, USSC redeemed all of the issued and outstanding shares of its Series A Convertible Preferred Stock by issuing approximately 6.4 million shares of common stock.

     In March and April 1997, Former Tyco sold an aggregate of 23 million shares of common stock at $28.88 per share. The net proceeds from the sale of $645.2 million were used to repay indebtedness incurred for previous acquisitions.

     Prior to the merger of ADT with the Former Tyco, the shareholders of ADT approved the consolidating of $0.10 par value common shares into new $0.20 par value common shares and an increase in the number of authorized common shares to 750 million. Per share amounts and per share data have been retroactively adjusted to reflect the consolidation into new par value shares. Information with respect to ADT common shares and options has been retroactively restated in connection with the merger on July 2, 1997 to reflect the reverse stock split in the ratio of 0.48133 share of ADT for each share or option outstanding and the issuance of one share for each share of the Former Tyco outstanding (see Note
2). Information with respect to Keystone, INBRAND, USSC and AMP common shares and options has been retroactively restated in connection with their mergers with Tyco to reflect their applicable merger per share exchange ratios of 0.48726, 0.43, 0.7606 and 0.7507, respectively.

     Prior to the merger with AMP, the Board of Directors of AMP adopted a Shareholder Rights Plan in October 1989, which declared a dividend of one Common Stock Purchase Right ("Right") for each outstanding share of common stock. Under the original terms of the plan, such Rights only become exercisable, or transferable apart from the common stock, ten business days after any person acquires beneficial ownership of, or commences a tender or exchange offer for, 20% or more of the Company's common stock. Thereafter, upon the occurrence of certain events (for example, AMP is acquired in a merger and is not the surviving corporation), the Rights entitle holders, other than the acquiring person, to acquire common stock of the acquiring person having a value twice the exercise price of the Rights. The merger between Tyco and AMP was specifically excluded from these provisions by an amendment to the Shareholder Rights Plan in November 1998.

     RESTRICTED STOCK -- Former Tyco's 1978 Restricted Stock Ownership Plan (the "1978 Plan") provided for the award of 9.6 million shares of common stock to key employees through November 30, 1988. Under the 1978 Plan, approximately 9.5 million shares were granted, net of surrenders. The 1983 Restricted Stock Ownership Plan (the "1983 Plan") provided for the award of 13.6 million shares of common stock to key employees through October 18, 1993. Under the 1983 Plan, approximately 13.5 million shares were awarded, net of surrenders. Former Tyco's 1994 Restricted Stock Ownership Plan (the "1994 Plan"), which was assumed by the Company, provides for the award of an initial amount of common shares plus an amount equal to one-half of one percent of the total shares outstanding at the beginning of each fiscal year. At September 30, 1998, there were 8,540,055 shares available for grant, of which 3,475,624 shares had been granted. Common shares are awarded subject to certain restrictions with vesting varying over periods of up to ten years. USSC's Outside Directors Stock Plan provided restricted stock awards to certain non-employee members of the Board of Directors of USSC which are exercisable for a period of up to ten years. At September 30, 1998, 32,317 shares had been granted under this plan. AMP's 1993 Long-Term Equity Incentive Plan provided for the issuance of performance restricted stock to key executives which vest over a three year period based on the attainment of specified targets. At September 30, 1998, 403,276 shares had been granted under this plan.

     For grants which vest based on certain specified performance criteria, the fair market value of the shares at the date of vesting is expensed over the period the performance criteria are measured. For grants that vest through passage of time, the fair market value of the shares at the time of the grant is amortized (net of tax benefit) to expense over the period of vesting. The unamortized portion of deferred compensation expense is recorded as a reduction of shareholders' equity. Recipients of all restricted shares have the right to vote such shares and receive dividends. Income tax benefits resulting from the vesting of restricted shares, including a

                            TYCO INTERNATIONAL LTD.

deduction for the excess, if any, of the fair market value of restricted shares at the time of vesting over their fair market value at the time of the grants and from the payment of dividends on unvested shares are credited to contributed surplus.

     The total compensation cost expensed for all stock-based compensation awards was $37.1 million, $59.9 million and $17.0 million for Fiscal 1998, Fiscal 1997 and 1996, respectively, including $29.6 million in Fiscal 1997 related to accelerated vesting in connection with changes in control provisions.

     EMPLOYEE STOCK PURCHASE PLANS -- Substantially all full-time employees of the Company's U.S. subsidiaries and employees of certain qualified non-U.S. subsidiaries are eligible to participate in an employee stock purchase plan. Eligible employees authorize payroll deductions to be made for the purchase of shares. The Company matches a part of the employee contribution by contributing an additional 15% of the employee's payroll deduction. All shares purchased under the plan are purchased on the open market by a designated broker.

     Under USSC's Employees 1979 Stock Purchase Plan and the 1994 Employees Stock Purchase Plan, all eligible employees may authorize payroll deductions of up to 10% of their base earnings, as defined, to purchase shares at 85% of the market price when such deductions are made.

     STOCK OPTIONS -- The Company has granted employee share options which were issued under five fixed share option plans and schemes which reserve common shares for issuance to the Company's directors, executives and managers. The majority of options have been granted under the Tyco International Ltd. Long Term Incentive Plan (formerly known as the ADT 1993 Long-Term Incentive
Plan -- the "Incentive Plan"). The Incentive Plan was originally approved by shareholders of ADT in October 1993 and certain subsequent amendments to the Incentive Plan were approved by shareholders of ADT in April 1996 and July 1997. The Incentive Plan is administered by the Compensation Committee of the Board of Directors of the Company, which consists exclusively of independent non-executive directors of the Company. Options are generally granted to purchase common shares at prices which equate to the market price of the common shares on the date the option is granted. Conditions of vesting are determined at the time of grant. Certain options have been granted in prior years in which participants were required to pay a subscription price as a condition of vesting. Options which have been granted under the Incentive Plan to date have generally vested and become exercisable in installments over a three year period from the date of grant and have a maximum term of ten years. The Company has reserved 44.0 million common shares for issuance under the Incentive Plan. Awards which the Company becomes obligated to make through the assumption of, or in substitution for, outstanding awards previously granted by an acquired company do not count against the shareholder approved shares available for award under the Incentive Plan. At September 30, 1998 there were 4,557,648 shares available for future grant under the Incentive Plan. Subsequent to year end, a broad-based option plan for non-officer employees, the Tyco Long-Term Incentive Plan II ("LTIP II"), was approved by the Board of Directors on October 21, 1998. The Company has reserved 25.0 million common shares for issuance under the LTIP
II. The terms and conditions of this plan are similar to the Incentive Plan.

     AMP's 1993 Long-Term Equity Incentive Plan provided for grants of stock options and stock bonus units to key employees. Options expire no later than ten years from the date of grant and may not be exercised earlier than twelve months from the date of grant.

     USSC provided for grants of options and stock appreciation rights under various plans to officers, key employees, key consultants and selected employees, some of which were in lieu of cash bonus payments. Options outstanding under these various plans were assumed by Tyco's Incentive Plan in connection with the merger. The exercise period under these plans ranges from four to fifteen years. Stock option grants vest for periods up to five years from the date of grant.

     USSC's 1997 Stock Option Purchase Agreement provided for a purchase of 1,521,200 shares of common stock by USSC's Chairman of the Board and Chief Executive Officer with an exercise price of $62.944 per

                            TYCO INTERNATIONAL LTD.

share. The option was purchased by USSC's Chairman of the Board and Chief Executive Officer at fair market value.

     In connection with the acquisition of Holmes Protection in Fiscal 1998, options outstanding under the Holmes' stock option plans were assumed by Tyco's Incentive Plan. In connection with the mergers occurring in Fiscal 1997 (see
Note 2), all of the options outstanding under the Former Tyco, Keystone and INBRAND stock option plans were assumed by Tyco's Incentive Plan. These options are administered under the Incentive Plan but retain all of the rights, terms and conditions of the respective plans under which they were originally granted.

     During 1995, Former Tyco established a stock option plan under which certain employees, excluding officers and directors, were granted options to purchase common stock at a price equal to fair market value on the date of grant. The options vest on a pro-rata basis over five years, with 50% becoming exercisable at the end of the third year and the remaining becoming exercisable at the end of the fifth year. Grants are for periods generally not in excess of ten years.

     Keystone granted share options under its incentive stock option plans for the benefit of its key employees and directors. Stock options were generally issued at exercise prices which are not less than the fair market value at the date of grant. The options vest after one to five years and expire after five to ten years from the date of grant.

     During 1993, INBRAND adopted The INBRAND Corporation Stock Incentive Plan ("the INBRAND Incentive Plan"). Awards under the INBRAND Incentive Plan were in the form of qualified and non-qualified stock options and/or stock appreciation rights (SAR's). Grants under the INBRAND Incentive Plan could be made to any employee of INBRAND, any Director of the company, or any other person to whom the Compensation Committee determines that making such a grant is in the best interests of the company. The INBRAND Incentive Plan provides for a performance-based stock option format which governs the vesting of option awards. The INBRAND Incentive Plan further provides that the exercise price shall not be less than the fair market value of the common stock as of the determination or grant date. Each option granted is exercisable only during the term fixed by the Compensation Committee, with such term ending from five to ten years after the grant date. If an option holder is still employed by the company thirty days prior to the option's expiration date, the options will fully vest. The INBRAND Incentive Plan contains provisions that restrict the transferability of grants and limit their exercise in the event of termination of employment or the disability or death of the grantee.

                            TYCO INTERNATIONAL LTD.

     Share option activity for all plans since January 1, 1996 has been as follows:

                                                                        WEIGHTED AVERAGE
                                                         OUTSTANDING     EXERCISE PRICE
                                                         -----------    ----------------
At January 1, 1996.....................................   32,510,223         $30.94
  Effect of Former Tyco's excluded activity............       39,500
  Assumed from acquisitions............................    1,090,212          16.27
  Granted..............................................   12,104,664          25.17
  Exercised............................................   (4,081,052)         16.46
  Canceled.............................................   (1,058,199)         23.44
                                                         -----------
At December 31, 1996...................................   40,605,348          30.45
  Adjustment for INBRAND merger (Note 1)...............    1,270,954          17.25
  Assumed from acquisition.............................       87,800          20.37
  Granted..............................................   18,098,297          44.15
  Exercised............................................   (3,632,354)         19.45
  Canceled.............................................   (2,799,509)         54.58
                                                         -----------
At September 30, 1997..................................   53,630,536          34.06
  Assumed from acquisition.............................       43,616          20.45
  Granted..............................................   16,005,707          47.03
  Exercised............................................  (18,813,308)         18.39
  Canceled.............................................   (3,640,973)         54.96
                                                         -----------
At September 30, 1998..................................   47,225,578          49.65
                                                         ===========

     The following table summarizes information about outstanding and exercisable options at September 30, 1998:

                            OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
                   --------------------------------------   -----------------------
                                              WEIGHTED
                                 WEIGHTED      AVERAGE                    WEIGHTED
                                 AVERAGE      REMAINING                    AVERAGE
    RANGE OF         NUMBER      EXERCISE    CONTRACTUAL      NUMBER      EXERCISE
 EXERCISE PRICES   OUTSTANDING    PRICE     LIFE -- YEARS   EXERCISABLE     PRICE
 ---------------   -----------   --------   -------------   -----------   ---------
$ 0.00 to $  4.95      62,407    $  4.12         4.6            60,439     $  4.18
  4.96 to    9.97     478,886       9.00         4.7           478,637        9.01
  9.98 to   14.88   5,124,374      12.90         6.1         3,123,302       12.73
 14.89 to   19.69   1,420,513      17.45         4.8           597,126       17.25
 19.70 to   24.82     650,711      21.77         6.1           206,204       21.65
 24.83 to   29.75   3,329,818      28.15         6.0         2,279,057       27.98
 29.76 to   39.38  12,527,446      37.31         6.7         1,800,369       34.83
 39.39 to   46.96   8,721,542      41.45         7.0         3,440,213       41.63
 46.97 to   56.24   4,648,929      50.18         6.9         1,168,296       48.44
 56.25 to   68.22   8,113,472      63.99         7.2         5,587,728       64.28
 68.23 to  150.04   2,147,480     125.07         1.6         2,112,948      125.99
                   ----------                               ----------
          Total    47,225,578                               20,854,319
                   ==========                               ==========

     As a result of the merger with USSC, approximately 7.1 million options which were not previously exercisable became immediately exercisable on October 1, 1998. Upon consummation of the merger with AMP on April 2, 1999, AMP had a total of approximately 6.2 million options which were exercisable, of which approximately 3.9 million became immediately exercisable due to the change in ownership of AMP resulting from the merger with Tyco.

                            TYCO INTERNATIONAL LTD.

     STOCK-BASED COMPENSATION -- During 1996, the Company was required to adopt SFAS No. 123, "Accounting for Stock -- Based Compensation" ("SFAS 123"). SFAS 123 allows companies to measure compensation cost in connection with executive share option plans and schemes using a fair value based method, or to continue to use an intrinsic value based method which generally does not result in a compensation cost. The Company has decided to continue to use the intrinsic value based method and no compensation cost has been recorded. Had the fair value based method been adopted consistent with the provisions of SFAS 123, the Company's pro forma net income (loss) and pro forma net income (loss) per common share for Fiscal 1998, Fiscal 1997 and 1996 would have been as follows:

                                                            1998       1997      1996
                                                          --------    -------    -----
Net income (loss) -- pro forma (in millions)............  $1,063.3    $(428.7)   $(1.2)
Net income (loss) per common share -- pro forma
  Basic.................................................      1.34       (.59)    (.03)
  Diluted...............................................      1.32       (.59)    (.03)

     The estimated weighted average fair value of Tyco, USSC and AMP options granted during Fiscal 1998 was $16.48, $13.58 and $11.95, respectively, on the date of grant using the option-pricing model and assumptions referred to below. The estimated weighted average fair value of Tyco, Former Tyco, INBRAND, USSC and AMP options granted during Fiscal 1997 was $12.15, $9.55, $37.17, $14.30 and $18.53, respectively, on the date of grant using the option-pricing model and assumptions referred to below. There were no stock option grants for Keystone in Fiscal 1997.

     The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model. The following weighted average assumptions were used for Fiscal 1998:

                                                 TYCO              USSC            AMP
                                            ---------------   ---------------   ---------

Expected stock price volatility...........              22%               39%         27%
Risk free interest rate...................            5.62%             5.40%       5.50%
Expected annual dividends.................        $0.10 per         $0.21 per        2.5%
                                                      share             share
Expected life of options..................          5 years         4.2 years   6.5 years

The following weighted average assumptions were used for Fiscal 1997:

                                              FORMER
                                   TYCO        TYCO       INBRAND      USSC         AMP
                                 ---------   ---------   ---------   ---------   ---------

Expected stock price                   22%         22%         55%         34%         25%
  volatility...................
Risk free interest rate........      6.07%       6.34%       6.26%       6.45%       6.49%
Expected annual dividends......  $0.10 per   $0.10 per          --   $0.21 per        2.5%
                                     share       share                   share
Expected life of options.......    5 years     5 years   6.4 years   3.8 years   6.5 years

The following weighted average assumptions were used for 1996:

                                             FORMER
                                   ADT        TYCO      KEYSTONE     USSC         AMP
                                ---------   ---------   --------   ---------   ---------

Expected stock price                  28%         22%       26%          32%         25%
  volatility..................
Risk free interest rate.......       5.9%        5.8%      6.4%        5.27%       6.43%
Expected annual dividends.....         --   $0.10 per      3.7%    $0.11 per        2.5%
                                                share                  share
Expected life of options......  3.7 years   3.7 years   7 years    4.1 years   6.5 years


                            TYCO INTERNATIONAL LTD.

     The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts. SFAS 123 does not apply to awards prior to 1995 and additional awards in future years are anticipated.

     STOCK WARRANTS -- The Company has outstanding warrants to purchase common stock at per share exercise prices of $2.99 (the "A Warrants") and $3.98 (the "B Warrants"), respectively (together, the "Warrants"). The Warrants expire on July 7, 1999. During Fiscal 1998, 31,397 A Warrants and 14,539 B Warrants were exercised. During Fiscal 1997, 36,532 A Warrants and 25,000 B Warrants were exercised. During 1996, 30,240 A Warrants and 25,120 B Warrants were exercised. At September 30, 1998, 91,212 A Warrants and 66,566 B Warrants were outstanding.

     In July 1996, as part of an agreement to combine with Republic Industries, Inc. ("Republic"), ADT granted to Republic a warrant (the "Republic Warrant") to acquire 14,439,900 common shares of the Company at an exercise price of $20.78 per common share. Following termination of the agreement to combine with Republic, the Republic Warrant vested and was exercisable by Republic in the six month period commencing September 27, 1996. In March 1997, the Republic Warrant was exercised by Republic, and the Company received $300 million in cash.

     TREASURY SHARES -- From time to time the Company, through its subsidiaries, purchases shares in the open market to satisfy certain stock-based compensation arrangements. During Fiscal 1998, certain executives sold approximately 2.6 million common shares to the Company at the shares' then fair market value.

     DIVIDENDS -- Tyco has paid a quarterly cash dividend of $0.025 per common share since July 1997. Prior to the merger with ADT, Former Tyco paid a quarterly cash dividend of $0.025 in Fiscal 1997 and 1996. ADT paid no dividends on its common shares in Fiscal 1997 or 1996. Keystone paid quarterly dividends of $0.185 per share in Fiscal 1997 and 1996. USSC declared quarterly dividends of $0.04 per share in Fiscal 1998 and Fiscal 1997 and aggregate dividends of $0.08 per share in 1996. AMP paid dividends of $0.26 per share in the first quarter of Fiscal 1998 and $0.27 per share in the last three quarters of Fiscal 1998, $0.26 per share in each of the three quarters in Fiscal 1997 and aggregate dividends of $1.00 per share in 1996.

11.  CHARGE FOR THE IMPAIRMENT OF LONG-LIVED ASSETS

     Charges for the impairment of long-lived assets are as follows:

                                                    1998     1997      1996
                                                    ----    ------    ------
                                                         (IN MILLIONS)
Fire and Security Services........................  $--     $118.8    $731.7
Flow Control Products.............................   --       29.6        --
Healthcare and Specialty Products.................   --         --      13.0
                                                    ---     ------    ------
                                                    $--     $148.4    $744.7
                                                    ===     ======    ======

     Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of" ("SFAS 121"). SFAS 121 requires the recoverability of the carrying value of long-lived assets, primarily property, plant and equipment and related goodwill and other intangible assets, to be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Under SFAS 121 impairment losses are recognized when expected future cash flows are less than the assets' carrying value. When indicators of impairment are present, the carrying values of the assets are evaluated in relation to the operating performance and future undiscounted cash flows of the underlying business. The net book value of the underlying assets is adjusted if the sum of expected future undiscounted cash flows is less than book value.

                            TYCO INTERNATIONAL LTD.

  1997 Charges

     The Company recorded charges of $148.4 million for the impairment of long-lived assets in Fiscal 1997.

     The Fire and Security Services group recorded a charge of $118.8 million. This includes $98.8 million related to subscriber security systems installed at customers' premises in the United States and Canada, determined following a review of the carrying value of the assets. It also includes an impairment in the carrying value of goodwill of $20.0 million resulting from the combination of ADT's electronic security business with that of Former Tyco.

     The Flow Control Products group recorded a charge of $29.6 million reflecting an impairment in the carrying value of goodwill resulting from the combination of Keystone's valve manufacturing and distribution business with that of Former Tyco.

  1996 Charges

     Following the adoption of SFAS 121, in particular the change in methodology requiring the Company to evaluate assets at the lowest level of asset grouping rather than on an aggregate basis, the Company recorded a charge of $731.7 million in the Fire and Security Services segment relating to the electronic security services business of ADT. The assets principally comprise subscriber systems installed at customers' premises, which are included in property, plant and equipment, and the related goodwill and other intangible assets.

     Of this charge, $397.1 million related to an impairment in the carrying value of subscriber systems, principally in the commercial sector, including the related goodwill, which principally arose on the acquisition of ADT Security Services in 1987. Since 1989, the Company's electronic security services operations in the residential sector have developed at a very rapid rate based principally on internally generated growth. As a consequence, the Company's operations in the commercial sector, which were acquired principally in 1987, have now been complemented by a significant residential electronic security services operation and operations have been reorganized along separate commercial and residential business lines, rather than on an aggregate geographic basis. When the financial projections and estimated cash flows of the commercial sector were analyzed separately, they indicated that the carrying value of the related assets may not be fully recoverable. The impairment charge amounted to $303.4 million in the United States, $56.7 million in Canada and $37.0 million in Europe.

     The remaining $334.6 million impairment charge relates to the electronic security services of the ASH Group, which principally arose on the acquisition of certain of the businesses of Modern Security Systems in 1989 and 1990, API Security in 1989 and the Sonitrol Group in 1992. After a review of the carrying value of subscriber systems and related goodwill and other intangibles in connection with a reorganization of both the commercial and residential business sectors to address, in part, changes in the electronic security services business environment and performance similar to those being addressed by the ADT group, an impairment charge in the carrying values of the assets was recorded. In addition, the aggregate fair value of ADT common shares issued to ASH shareholders was significantly less than ASH's consolidated net asset value. It was for all of these reasons that the Company reviewed the assets for impairment upon adoption of SFAS 121. The impairment charge amounted to $211.2 million in the United Kingdom and $123.4 million in the United States.

     An impairment charge of $13.0 million was recorded in the Company's vehicle auction business, included in the Healthcare and Specialty Products segment, relating to an impairment in the carrying value of property and related improvements, including related goodwill, which principally arose on the acquisition of ADT Automotive in 1987.

                            TYCO INTERNATIONAL LTD.

12.  OTHER INCOME LESS EXPENSES

     Other income less expenses in 1996 consists of a litigation settlement gain of $65.0 million (Note 3) and gains on long-term investments of $54.4 million. During 1996, gains arising from the ownership of long-term investments comprised a net gain of $53.4 million relating to the disposal in November 1996 of ADT's entire investment in Limelight Group plc, a United Kingdom quoted company, which was previously valued and accounted for by ADT at a nominal amount, a net gain of $1.2 million relating to the disposal of ADT's equity investment in Integrated Transport Systems Limited (Note 3) and other net losses of $0.2 million principally arising from the disposal of other non-core investments.

13.  EXTRAORDINARY ITEMS

     The extraordinary item during Fiscal 1998 was the write off of unamortized deferred financing costs of $3.6 million related to the LYONs (Note 4) and is stated net of applicable income tax benefit of $1.2 million. During Fiscal 1997 and 1996 the Company reacquired in the market certain of its long-term debt, which was financed from cash on hand and new credit agreements. Extraordinary items during Fiscal 1997 and 1996 included the loss arising on reacquisition of these notes of $79.7 million and $5.1 million, respectively, and the write off of unamortized deferred refinancing costs and other related fees of $11.6 million and $4.0 million, respectively, and are stated net of applicable income tax benefit of $33.0 million and $0.7 million, respectively.

14.  CUMULATIVE EFFECT OF ACCOUNTING CHANGES

     The cumulative effect of accounting changes during Fiscal 1997 of $15.5 million ($22.9 million pre-tax) related to AMP changing the accounting practices used to develop inventory costs, including standardizing globally the definition of capacity used in determining overhead rates and changing its inventory costing methodology to include manufacturing engineering costs in inventory costs.

15.  EARNINGS (LOSS) PER COMMON SHARE

     During the first quarter of Fiscal 1998, the Company was required to adopt SFAS No. 128, "Earnings Per Share". SFAS No. 128 specifies the computation, presentation and disclosure requirements for earnings per share and is substantially similar to the standards recently issued by the International Accounting Standards Committee entitled "International Accounting Standards Earnings Per Share". Prior period earnings per common share data have been restated in accordance with the provisions of this statement.

                            TYCO INTERNATIONAL LTD.

     The reconciliations between basic and diluted earnings (loss) per common share are as follows:

                                       YEAR ENDED                  NINE MONTHS ENDED                 YEAR ENDED
                                   SEPTEMBER 30, 1998              SEPTEMBER 30, 1997             DECEMBER 31, 1996
                              -----------------------------   ----------------------------   ---------------------------
                                                  PER SHARE                      PER SHARE                     PER SHARE
                               INCOME    SHARES    AMOUNT      LOSS     SHARES    AMOUNT     INCOME   SHARES    AMOUNT
                              --------   ------   ---------   -------   ------   ---------   ------   ------   ---------
                                                         (IN MILLIONS, EXCEPT PER SHARE DATA)

BASIC INCOME (LOSS) PER
  COMMON SHARE:

Net income (loss) available
  to common shareholders....  $1,166.2   791.7      $1.47     $(396.0)  738.3      $(.54)    $21.2     686.1     $.03
Stock options and
  warrants..................        --    10.5                     --      --                   --      17.4
Exchange of LYONs debt......       7.2    10.2                     --      --                   --        --
                              --------   -----                -------   -----                -----    ------
DILUTED INCOME (LOSS) PER
  COMMON SHARE:

Net income (loss) available
  to common shareholders
  plus assumed
  conversions...............  $1,173.4   812.4      $1.44     $(396.0)  738.3      $(.54)    $21.2     703.5     $.03
                              ========   =====                =======   =====                =====    ======

     The computation of diluted income per common share in Fiscal 1998 excludes the effect of the assumed exercise of approximately 11.9 million stock options that were outstanding as of September 30, 1998, because the effect would be anti-dilutive.

16.  MERGER, RESTRUCTURING AND OTHER NON-RECURRING CHARGES

     Merger, restructuring and other non-recurring charges are as follows:

  1998 Charges

     During the fourth quarter of Fiscal 1998, USSC recorded certain charges of $80.5 million. These charges include $70.9 million of costs to exit certain businesses. These costs are the write down of assets from earlier purchases of technology that management presently believes has minimal commercial application and the adjustment to net realizable value of certain assets. In addition, merger costs of $9.6 million were recorded that represent legal and insurance costs related to the merger consummated in the first quarter of Fiscal 1999. During the first quarter of Fiscal 1998, USSC recorded restructuring charges of $12.0 million related to employee severance costs, facility disposals and asset write-downs as part of USSC's cost cutting program.

     During the fourth quarter of Fiscal 1998, AMP recorded charges of $185.8 million associated with its Profit Improvement Plan, which includes the reduction of support staff throughout all its business units and the consolidation of manufacturing plants and other facilities, in addition to certain sales growth initiatives. These charges include the cost of staff reductions of $172.1 million involving the voluntary retirement and involuntary termination of approximately 2,700 staff support personnel and 700 direct manufacturing employees, and the consolidation of certain facilities of $13.7 million relating to six plant and facility closures and consolidations. Approximately $6.0 million in severance costs and $1.0 million in facility closures were paid during the fourth quarter of Fiscal 1998. At September 30, 1998, approximately 2,100 employees had left the Company. See Note 18 for discussion of the voluntary early retirement program.

     During the first quarter of Fiscal 1998, AMP reduced the restructuring reserve related to its 1996 restructuring plans by $21.4 million, which was recorded as a credit to merger, restructuring and other non-recurring charges.

     Approximately $77.9 million of accrued merger and restructuring costs are included in other current liabilities at September 30, 1998.

                            TYCO INTERNATIONAL LTD.

  1997 Charges

     In connection with the mergers consummated in Fiscal 1997 (Note 2), the Company recorded merger, restructuring and other non-recurring charges of $917.8 million. Transaction costs of $239.8 million to effect the mergers relate to legal, accounting, financial advisory services, severance and other costs payable at the time of the mergers as well as other direct expenses. These were expensed as is required under the pooling of interests accounting method. Also incurred were costs required to combine ADT's electronic security business, Keystone's valve manufacturing and distribution business and INBRAND's disposable medical products business with the related businesses of Former Tyco. These costs include the cost of workforce reductions of $130.3 million including the elimination of approximately 4,000 positions, the combination of certain facilities of $194.2 million involving the closure of 18 manufacturing facilities and the consolidation of sales and service offices, electronic security system monitoring centers, warehouses and other locations, disposing of excess equipment and other assets of $133.5 million and other costs of $220.0 million relating to the consolidation of certain product lines, the satisfaction of certain liabilities and other non-recurring charges. Approximately $137.6 million of accrued merger and restructuring costs are included in other current liabilities and $49.4 million in other noncurrent liabilities at September 30, 1998. The Company currently anticipates that the restructurings will be completed during Fiscal 1999, except for certain long-term contractual obligations.

     During Fiscal 1997, USSC recorded restructuring charges of $5.8 million related primarily to employee severance costs associated with the consolidation of manufacturing and certain marketing operations, which was substantially completed during Fiscal 1998. USSC also recorded charges of $24.3 million during Fiscal 1997 for litigation and other related costs relative to patent infringement, of which approximately $21.2 million was included in other current liabilities at September 30, 1998.

  1996 Charges

     During 1996, a charge was recorded which was principally attributable to planned technological infrastructure enhancements to facilitate further consolidation of ADT's entire United States and Canadian monitoring center networks together with all related operations. The charge amounted to $139.5 million and included the write-off of certain property, plant and equipment of $83.9 million, provision for idle property leases of $20.7 million, the termination of certain contractual obligations and other settlement costs of $9.4 million and other integration and restructuring costs of $25.5 million.

     Also in 1996, ADT commenced a strategic and detailed review of the electronic security services businesses acquired as part of the acquisition of ASH in September 1996. This review was intended to integrate fully the ASH group into ADT's existing electronic security service businesses in the United Kingdom and the United States. A restructuring charge of $97.8 million was recorded which included the write-off of certain property, plant and equipment of $13.2 million, provision for idle property leases of $22.5 million, the termination of certain contractual obligations and other settlement costs of $35.2 million and other integration and restructuring costs of $26.9 million.

     Approximately $17.6 million of costs related to these charges are included in other current and noncurrent liabilities at September 30, 1998. These restructurings are substantially complete.

     The fees and expenses related to the ASH merger were expensed as required under the pooling of interests accounting method. Such fees and expenses amounted to $8.8 million in 1996.

     During the fourth quarter of 1996, AMP recorded charges of $98.0 million relating to the exiting of various product lines and manufacturing operations that were not performing at levels which enhance shareholder value. These charges include severance of $13.3 million, closure of facilities and investigation of environmental matters of $42.3 million, the termination of certain contractual commitments of $26.6 million and other restructuring costs of $15.8 million. These restructurings were substantially completed during the first quarter of Fiscal 1998.

                            TYCO INTERNATIONAL LTD.

17.  COMMITMENTS AND CONTINGENCIES

     The Company occupies certain facilities under leases that expire at various dates through the year 2021. Rental expense under these leases and leases for equipment was $331.7 million, $242.9 million and $297.9 million for Fiscal 1998, Fiscal 1997, and 1996, respectively. At September 30, 1998, the minimum lease payment obligations under noncancelable operating leases were as follows: $262.5 million in Fiscal 1999, $241.9 million in Fiscal 2000, $167.7 million in Fiscal 2001, $144.1 million in Fiscal 2002, $93.2 million in Fiscal 2003 and an aggregate of $312.0 million in Fiscal years 2004 through 2021. USSC's North Haven lease agreement includes contingent rent provisions based on formulas utilizing the consumer price index. The North Haven facilities are leased from a trust, of which the original developer (the "Owner Participant") holds the beneficial interest. The Owner Participant has the right to require USSC or USSC's designee to purchase the beneficial interest. This right can be exercised no earlier than April 2000 and continues for approximately two years. If the right is exercised, USSC's obligations as lessee under the lease would not change. USSC also has a right at any time to purchase the property from the Owner Participant for the greater of fair value or the then outstanding debt amount. In addition, USSC is obligated to make additional contingent rental payments. The earliest potential payment of contingent rent of approximately $19 million could be due no earlier than July 2000 if the Owner Participant exercises the right to sell the facility to USSC, or the Owner Participant elects the one-time lump sum payment of contingent rent. Otherwise, the determination of the contingent rental payments will be based upon movements in the consumer price index during the period September 1997 to September 2000, subject to the annual cap on the consumer price index movement of 2.5% per year, and cannot exceed $39 million as stipulated in the agreement. As of September 30, 1998, the Company has accrued $6.4 million related to contingent rental payments. In December 1998, the Company assumed the debt which financed the property for the Owner Participant for approximately $211 million. The assumption of the debt combined with the settlement of certain other obligations of $23 million resulted in the Company acquiring ownership of the North Haven property for a total cost of $234 million.

     In the normal course of business, the Company is liable for contract completion and product performance. In the opinion of management, such obligations will not significantly affect the Company's financial position or results of operations.

     The Company is involved in various stages of investigation and cleanup related to environmental remediation matters at a number of sites. The ultimate cost of site cleanup is difficult to predict given the uncertainties regarding the extent of the required cleanup, the interpretation of applicable laws and regulations and alternative cleanup methods. Based upon the Company's experience with the foregoing environmental matters, the Company has concluded that there is at least a reasonable possibility that remedial costs will be incurred with respect to these sites in an aggregate amount in the range of $36.3 million to $89.6 million. At September 30, 1998, the Company has concluded that the most probable amount that will be incurred within this range is $43.7 million, and $25.5 million of such amount is included in the caption "accrued expenses and other current liabilities" and $18.2 million is included in "other long-term liabilities" in the accompanying Supplemental Consolidated Balance Sheet. Based upon information available to the Company, at those sites where there has been an allocation of the liability for cleanup costs among a number of parties, including the Company, and such liability could be joint and several, management believes it is probable that other responsible parties will fully pay the cost allocated to them, except with respect to one site for which the Company has assumed that one of the identified responsible parties will be unable to pay the cost apportioned to it and that such party's cost will be reapportioned among the remaining responsible parties. In view of the Company's financial position and reserves for environmental matters of $43.7 million, the Company has concluded that its payment of such estimated amounts will not have a material effect on its financial position, results of operations or liquidity.

     The Company is a defendant in a number of other pending legal proceedings incidental to present and former operations, acquisitions and dispositions. The Company does not expect the outcome of these

                            TYCO INTERNATIONAL LTD.

proceedings either individually or in the aggregate to have a material adverse effect on its financial position, results of operations or liquidity.

18.  RETIREMENT PLANS

     DEFINED BENEFIT PENSION PLANS -- The Company has a number of noncontributory and contributory defined benefit retirement plans covering certain of its U.S. and non-U.S. employees, designed in accordance with conditions and practices in the countries concerned. Contributions are based on periodic actuarial valuations which use the projected unit credit method of calculation and are charged to the consolidated statements of operations on a systematic basis over the expected average remaining service lives of current employees. The net pension expense is assessed in accordance with the advice of professionally qualified actuaries in the countries concerned or is based on subsequent formal reviews for the purpose. The Company's funding policy is to make annual contributions to the extent such contributions are tax deductible as actuarially determined. The benefits under the defined benefit plans are based on years of service and compensation.

     VOLUNTARY EARLY RETIREMENT PROGRAMS -- In the fourth quarter of Fiscal 1998, AMP offered enhanced retirement benefits to targeted groups of employees. The cost of these benefits totaled $138.3 million and was recorded as part of AMP's fourth quarter restructuring charge, as well as the associated net settlement gain of $13.5 million. These amounts have not been included in the determination of net periodic pension cost presented below.

     The net periodic pension cost for all defined benefit pension plans includes the following components:

                                                         1998       1997       1996
                                                        -------    -------    -------
                                                                (IN MILLIONS)
Service cost..........................................  $  80.3    $  55.3    $  67.7
Interest cost.........................................    136.4       97.1      114.7
Actual return.........................................    (60.9)    (310.9)    (178.3)
Net amortization and deferral.........................   (108.6)     195.8       45.9
Curtailment gain......................................    (28.4)        --         --
                                                        -------    -------    -------
Net periodic pension expense..........................  $  18.8    $  37.3    $  50.0
                                                        =======    =======    =======


                            TYCO INTERNATIONAL LTD.

     (Prepaid) accrued pension cost at September 30, 1998 for all defined benefit plans is as follows:

                                                 ASSETS EXCEED     ACCUMULATED
                                                  ACCUMULATED       BENEFITS
                                                   BENEFITS       EXCEED ASSETS     TOTAL
                                                 -------------    -------------    --------
                                                               (IN MILLIONS)

Actuarial present value of accumulated benefit
  obligations:
  Vested.......................................     $778.6          $  905.6       $1,684.2
  Non-vested...................................       13.3             122.0          135.3
                                                    ------          --------       --------
Total..........................................      791.9           1,027.6        1,819.5
Effect of future salary increases..............       29.3             178.4          207.7
                                                    ------          --------       --------
Projected benefit obligations..................      821.2           1,206.0        2,027.2
Plan assets at fair value......................      870.0             827.8        1,697.8
                                                    ------          --------       --------
Plan assets (in excess of) less than projected
  benefit obligations..........................      (48.8)            378.2          329.4
Unrecognized transition asset (liability)......       13.0              (4.3)           8.7
Unrecognized prior service cost................       (2.0)            (30.0)         (32.0)
Additional minimum liability...................         --              64.1           64.1
Unrecognized net loss..........................      (33.8)            (34.4)         (68.2)
                                                    ------          --------       --------
(Prepaid) accrued pension cost.................     $(71.6)         $  373.6       $  302.0
                                                    ======          ========       ========

Accrued pension cost at September 30, 1997 for defined benefit plans is as follows:

                                                 ASSETS EXCEED     ACCUMULATED
                                                  ACCUMULATED       BENEFITS
                                                   BENEFITS       EXCEED ASSETS     TOTAL
                                                 -------------    -------------    --------
                                                               (IN MILLIONS)
Actuarial present value of accumulated benefit
  obligations:
  Vested.......................................    $1,283.3          $309.0        $1,592.3
  Non-vested...................................        72.4            55.8           128.2
                                                   --------          ------        --------
Total..........................................     1,355.7           364.8         1,720.5
Effect of future salary increases and other....       218.4            42.3           260.7
                                                   --------          ------        --------
Projected benefit obligations..................     1,574.1           407.1         1,981.2
Plan assets at fair value......................     1,762.2           263.2         2,025.4
                                                   --------          ------        --------
Plan assets (in excess of) less than projected
  benefit obligations..........................      (188.1)          143.9           (44.2)
Unrecognized transition asset (liability)......        27.4           (10.5)           16.9
Unrecognized prior service cost................       (10.5)          (14.6)          (25.1)
Additional minimum liability...................          --            35.8            35.8
Unrecognized net gain (loss)...................       231.9           (37.8)          194.1
                                                   --------          ------        --------
Accrued pension cost...........................    $   60.7          $116.8        $  177.5
                                                   ========          ======        ========

     Pursuant to the provisions of SFAS 87, "Employers' Accounting for Pensions," the Company recorded, in other liabilities, an additional minimum pension liability adjustment of $64.1 million and $35.8 million as of September 30, 1998 and September 30, 1997, respectively, representing the amount by which the accumulated

                            TYCO INTERNATIONAL LTD.

benefit obligation exceeded the fair value of plan assets plus accrued amounts previously recorded. The additional liability has been offset by an intangible asset, included in goodwill and other intangible assets, to the extent of previously unrecognized prior service cost. The amount in excess of previously unrecognized prior service cost is recorded, net of the related deferred tax benefit, as a reduction of shareholders' equity in the amount of $25.4 million at September 30, 1998 and $10.7 million at September 30, 1997, respectively.

     During Fiscal 1998, the Company recorded a gain of $28.4 million related to the curtailment of a subsidiary's defined benefit pension plan. In Fiscal 1998, Fiscal 1997, and 1996, the Company terminated certain defined benefit pension plans and distributed the plans' assets to the participants. Gains and losses in Fiscal 1997 and 1996 resulting from terminations were not material. In addition, the Company recognized liabilities for certain plans related to business acquisitions in each of the years presented, the amounts of which were not material.

     Of the total plan obligations in Fiscal 1998, 59% relate to U.S. plans and 41% relate to non-U.S. plans (in Fiscal 1997, 64% and 36%, respectively). The average discount rate used in determining the actuarial present value of the projected benefit obligation, weighted in relation to plan obligations, was 6.4% at September 30, 1998 (7.1% at September 30, 1997). The average rate of increase in future compensation levels was 3.8% at September 30, 1998 (4.4% at September 30, 1997). The weighted average long-term rate of return on assets was 8.9% at September 30, 1998 (9.1% at September 30, 1997). Plan assets are invested principally in equity and fixed income instruments.

     The Former Tyco also participates in a number of multi-employer defined benefit plans on behalf of certain employees. Pension expense related to multi-employer plans was $1.7 million, $1.5 million, and $2.0 million for Fiscal 1998, Fiscal 1997, and 1996, respectively.

     DEFINED CONTRIBUTION RETIREMENT PLANS -- The Company maintains several defined contribution retirement plans, which include 401(k) matching programs, as well as qualified and nonqualified profit sharing and stock bonus retirement plans. Pension expense for the defined contribution plans is computed as a percentage of participants' compensation and was $57.1 million, $43.1 million and $49.7 million for Fiscal 1998, Fiscal 1997, and 1996, respectively. The Company also maintains an unfunded Supplemental Executive Retirement Plan ("SERP"). This plan is nonqualified and restores the employer match that certain employees lose due to IRS limits on eligible compensation under the defined contribution plans. Expense related to the SERP was $3.7 million, $2.2 million and $1.7 million in Fiscal 1998, Fiscal 1997 and 1996, respectively.

     POST-RETIREMENT BENEFIT PLANS -- The Company generally does not provide post-retirement benefits other than pensions for its employees. Certain of Former Tyco's acquired operations provide these benefits to employees who were eligible at the date of acquisition. In addition, ADT's electronic security services operation in the United States sponsors an unfunded defined benefit post-retirement plan which covers both salaried and non-salaried employees and which provides medical and other benefits. This post-retirement health care plan is contributory, with retiree contributions adjusted annually. The Company recorded a gain of $8.8 million related to the curtailment of this plan in Fiscal 1998.

     AMP provides post-retirement health care coverage to qualifying U.S. retirees. As a result of the merger with Tyco, a $13.7 million adjustment was recorded to conform AMP's accounting method for post-retirement benefits to Tyco's method, regarding the initial recognition of such benefits upon adoption of SFAS No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions."

                            TYCO INTERNATIONAL LTD.

     Net periodic post-retirement benefit cost reflects the following components:

                                                              1998     1997     1996
                                                              -----    -----    -----
                                                                   (IN MILLIONS)

Service cost................................................  $ 3.2    $ 2.0    $ 2.9
Interest cost...............................................    9.5      7.0      8.7
Net amortization and deferral...............................   (3.9)    (3.1)    (3.5)
Curtailment gain............................................   (8.8)      --       --
                                                              -----    -----    -----
Net periodic post-retirement benefit cost...................  $  --    $ 5.9    $ 8.1
                                                              =====    =====    =====

     The components of the accrued post-retirement benefit obligation, all of which are unfunded, are as follows:

                                                            SEPTEMBER 30,    SEPTEMBER 30,
                                                                1998             1997
                                                            -------------    -------------
                                                                    (IN MILLIONS)
Accumulated post-retirement benefit obligation:
  Retirees................................................     $135.0           $ 82.6
  Fully eligible active plan participants.................       24.9             23.3
  Other active plan participants..........................       16.5             21.7
                                                               ------           ------
                                                                176.4            127.6
Unrecognized prior service benefit........................        5.7             13.8
Unrecognized net (loss) gain..............................       (8.9)            25.6
                                                               ------           ------
Accrued post-retirement benefit cost......................     $173.2           $167.0
                                                               ======           ======

     For measurement purposes, in Fiscal 1998, a 9.1% and 8.0% composite annual rate of increase in the per capita cost of covered health care benefits was assumed by Tyco and AMP, respectively. Tyco's rate was assumed to decrease gradually to 4.5% by the year 2008 and remain at that level thereafter, and AMP's rate was assumed to decrease to 5.5% in the year 2002 and later. The health care cost trend rate assumption may have a significant effect on the amounts reported. To illustrate, on a combined basis, increasing Tyco's and AMP's assumed health care cost trend rate by one percentage point would increase the accumulated post-retirement benefit obligation as of September 30, 1998 by $7.2 million and the aggregate of the service and interest cost component of net periodic post-retirement benefit cost for the year then ended by $.6 million. The combined weighted average discount rate used in determining the accumulated post-retirement benefit obligation was 6.75% at September 30, 1998 (7.45% at September 30, 1997).

                            TYCO INTERNATIONAL LTD.

19.  CONSOLIDATED SEGMENT DATA

     Selected information by industry segment is presented below.

                                                                  AS AT AND
                                                 AS AT AND      FOR THE NINE      AS AT AND
                                               FOR THE YEAR        MONTHS        FOR THE YEAR
                                                   ENDED            ENDED           ENDED
                                               SEPTEMBER 30,    SEPTEMBER 30,    DECEMBER 31,
                                                   1998             1997             1996
                                               -------------    -------------    ------------
                                                               (IN MILLIONS)
Net sales:
  Healthcare and Specialty Products..........    $ 4,672.4        $ 2,869.9       $ 3,113.7
  Fire and Security Services.................      4,742.2          3,149.1         3,694.9
  Flow Control Products......................      2,341.8          1,684.1         1,928.8
  Electrical and Electronic Components.......      7,305.3          5,039.4         5,933.6
                                                 ---------        ---------       ---------
                                                 $19,061.7        $12,742.5       $14,671.0
                                                 =========        =========       =========
Operating income:
  Healthcare and Specialty Products..........    $   345.2(1)     $   297.9(3)    $   509.6(7)
  Fire and Security Services.................        654.9           (312.4)(4)      (621.3)(8)
  Flow Control Products......................        325.9            (92.1)(5)       198.0
  Electrical and Electronic Components.......        690.4(2)         277.2(6)        544.5(9)
  Corporate and other expenses...............        (68.3)           (44.8)          (43.4)
                                                 ---------        ---------       ---------
                                                 $ 1,948.1        $   125.8       $   587.4
                                                 =========        =========       =========
Total Assets:
  Healthcare and Specialty Products..........    $ 7,256.8        $ 3,965.4       $ 3,476.1
  Fire and Security Services.................      6,822.1          4,338.2         4,343.1
  Flow Control Products......................      2,576.2          1,865.9         1,758.8
  Electrical and Electronic Components.......      6,530.1          6,425.2         4,984.0
  Corporate assets...........................        255.5            366.1           124.2
                                                 ---------        ---------       ---------
                                                 $23,440.7        $16,960.8       $14,686.2
                                                 =========        =========       =========
Depreciation and Amortization:
  Healthcare and Specialty Products..........    $   262.5        $   130.1       $   154.5
  Fire and Security Services.................        269.8            205.5           254.0
  Flow Control Products......................        120.0             63.8            78.3
  Electrical and Electronic Components.......        466.5            355.2           435.8
  Corporate..................................         18.9             19.6            15.5
                                                 ---------        ---------       ---------
                                                 $ 1,137.7        $   774.2       $   938.1
                                                 =========        =========       =========
Capital Expenditures:
  Healthcare and Specialty Products..........    $   202.9        $   160.8       $   132.8
  Fire and Security Services.................        491.4            304.8           362.0
  Flow Control Products......................         92.6             58.3            69.4
  Electrical and Electronic Components.......        520.2            339.2           596.9
  Corporate..................................         10.4              3.5             1.3
                                                 ---------        ---------       ---------
                                                 $ 1,317.5        $   866.6       $ 1,162.4
                                                 =========        =========       =========

---------------
(1) Includes non-recurring charges of $80.5 million primarily related to business exit costs and restructuring charges of $12.0 million related to USSC's operations.

                            TYCO INTERNATIONAL LTD.

(2) Includes restructuring and other non-recurring charges recorded by AMP of $185.8 million related to its Profit Improvement Plan and an offsetting credit of $21.4 million to reduce the restructuring reserve established in 1996.

(3) Includes charges of $131.3 million related to merger, restructuring and other non-recurring charges in connection with the INBRAND merger and $24.3 million for litigation and other related costs and $5.8 million for restructuring charges in USSC's operations.

(4) Includes charges of $530.3 million related to merger, restructuring and other non-recurring charges and $118.8 million related to the impairment of long-lived assets in connection with the merger of ADT and Former Tyco.

(5) Includes charges of $256.2 million related to merger, restructuring and other non-recurring charges and $29.6 million related to the impairment of long-lived assets in connection with the Keystone merger.

(6) Includes a charge of $361.0 million related to the write off of purchased research and development costs in connection with an acquisition.

(7) Includes a charge of $13.0 million related to the impairment of long-lived assets in ADT's vehicle auction services operation.

(8) Includes charges of $731.7 million related to the impairment of long-lived assets and $237.3 million relating to restructuring and other non-recurring items in ADT's electronic security services operations and $8.8 million related to professional and other transaction costs in connection with the ASH merger.

(9) Includes restructuring and other non-recurring charges of $98.0 million primarily related to business exit costs in AMP's operations.

20.  CONSOLIDATED GEOGRAPHIC DATA

     Selected information by geographic area is presented below.

                                                                  AS AT AND
                                                 AS AT AND      FOR THE NINE      AS AT AND
                                               FOR THE YEAR        MONTHS        FOR THE YEAR
                                                   ENDED            ENDED           ENDED
                                               SEPTEMBER 30,    SEPTEMBER 30,    DECEMBER 31,
                                                   1998             1997             1996
                                               -------------    -------------    ------------
                                                               (IN MILLIONS)
Net sales:
  Americas (primarily U.S.)..................    $12,518.4        $ 8,127.7       $ 8,980.7
  Europe.....................................      4,431.4          2,995.5         3,679.5
  Asia -- Pacific............................      2,111.9          1,619.3         2,010.8
                                                 ---------        ---------       ---------
                                                 $19,061.7        $12,742.5       $14,671.0
                                                 =========        =========       =========
Operating income:
  Americas (primarily U.S.)..................    $ 1,191.4        $  (132.2)      $   195.4
  Europe.....................................        608.1            141.9           195.1
  Asia -- Pacific............................        148.6            116.1           196.9
                                                 ---------        ---------       ---------
                                                 $ 1,948.1        $   125.8       $   587.4
                                                 =========        =========       =========
Total Assets:
  Americas (primarily U.S.)..................    $16,465.0        $11,495.2       $ 9,632.2
  Europe.....................................      4,874.0          3,346.7         3,244.6
  Asia -- Pacific............................      1,846.2          1,752.8         1,685.2
  Corporate assets...........................        255.5            366.1           124.2
                                                 ---------        ---------       ---------
                                                 $23,440.7        $16,960.8       $14,686.2
                                                 =========        =========       =========

                            TYCO INTERNATIONAL LTD.

21.  SUPPLEMENTARY BALANCE SHEET INFORMATION

     Selected supplementary balance sheet information is presented below.

                                                            SEPTEMBER 30,    SEPTEMBER 30,
                                                                1998             1997
                                                            -------------    -------------
                                                                    (IN MILLIONS)

Inventories:
  Purchased materials and manufactured parts..............    $   681.4        $   407.5
  Work in process.........................................        729.8            745.3
  Finished goods..........................................      1,198.8          1,037.9
                                                              ---------        ---------
                                                              $ 2,610.0        $ 2,190.7
                                                              =========        =========
Property, Plant and Equipment:
  Land....................................................    $   272.0        $   263.0
  Buildings...............................................      2,013.0          1,781.8
  Subscriber systems......................................      2,171.5          1,737.6
  Machinery and equipment.................................      6,125.5          5,675.2
  Leasehold improvements..................................        264.5            232.8
  Construction in progress................................        499.3            431.9
  Accumulated depreciation................................     (5,241.5)        (4,832.8)
                                                              ---------        ---------
                                                              $ 6,104.3        $ 5,289.5
                                                              =========        =========

Accrued payroll and payroll related costs.................    $   405.3        $   381.3
                                                              =========        =========

22.  SUPPLEMENTARY INCOME STATEMENT INFORMATION

     Selected supplementary income statement information is presented below.

                                                                 NINE MONTHS
                                                YEAR ENDED          ENDED         YEAR ENDED
                                               SEPTEMBER 30,    SEPTEMBER 30,    DECEMBER 31,
                                                   1998             1997             1996
                                               -------------    -------------    ------------
                                                               (IN MILLIONS)
Research and development.....................     $518.2           $327.9           $412.9
Advertising..................................     $110.8           $ 82.2           $110.0

23.  COMPARATIVE RESULTS (UNAUDITED)

     The change in year end resulted in Fiscal 1997 covering the nine month period ended September 30, 1997. The following unaudited financial information for the twelve months ended September 30, 1997 is presented to provide comparative results to those for Fiscal 1998 included in the accompanying Supplemental Consolidated Statement of Operations.

                            TYCO INTERNATIONAL LTD.

                                                              TWELVE MONTHS ENDED
                                                               SEPTEMBER 30, 1997
                                                              --------------------
                                                              (IN MILLIONS, EXCEPT
                                                               PER SHARE AMOUNTS)

Net sales...................................................       $16,657.3
Gross profit................................................         5,383.7
Operating income............................................           131.0
Income taxes................................................          (379.5)
Loss before extraordinary items and cumulative effect of
  accounting changes........................................          (300.5)
Extraordinary items, net of taxes...........................           (60.9)
Cumulative effect of accounting changes, net of taxes.......            15.5
Net loss....................................................          (345.9)
Basic loss per common share:
  Loss before extraordinary items and cumulative effect of
     accounting changes.....................................       $    (.43)
  Extraordinary items, net of taxes.........................            (.08)
  Cumulative effect of accounting changes, net of taxes.....             .02
  Net loss per common share.................................            (.49)
Diluted loss per common share:
  Loss before extraordinary items and cumulative effect of
     accounting changes.....................................       $    (.43)
  Extraordinary items, net of taxes.........................            (.08)
  Cumulative effect of accounting changes, net of taxes.....             .02
  Net loss per common share.................................            (.49)


24.  SUMMARIZED QUARTERLY FINANCIAL DATA (UNAUDITED)

     Summarized quarterly financial data is presented below.

                                                    YEAR ENDED SEPTEMBER 30, 1998
                                          --------------------------------------------------
                                          1ST QTR.(1)    2ND QTR.    3RD QTR.    4TH QTR.(2)
                                          -----------    --------    --------    -----------
                                                 (IN MILLIONS, EXCEPT PER SHARE DATA)

Net sales...............................   $4,438.8      $4,561.8    $4,948.7     $5,112.4
Gross profit............................    1,504.9       1,546.4     1,646.4      1,669.2
Income (loss) before extraordinary
  items.................................      389.3         399.9       400.0        (20.6)
Net income (loss)(6)....................      388.4         399.6       399.0        (20.8)
Basic income (loss) per common share:
  Income (loss) before extraordinary
     items..............................   $    .51      $    .51    $    .50     $   (.03)
  Net income (loss) per common share....        .51           .51         .49         (.03)
Diluted income (loss) per common share:
  Income (loss) before extraordinary
     items..............................   $    .49      $    .50    $    .49     $   (.03)
  Net income (loss) per common share....        .49           .50         .49         (.03)


                            TYCO INTERNATIONAL LTD.

                                                    NINE MONTHS ENDED SEPTEMBER 30, 1997
                                               -----------------------------------------------
                                               1ST QTR.(3)    2ND QTR.(3)(4)    3RD QTR.(3)(5)
                                               -----------    --------------    --------------
                                                    (IN MILLIONS, EXCEPT PER SHARE DATA)

Net sales....................................   $4,007.4         $4,301.4          $4,433.7
Gross profit.................................    1,310.2          1,459.8           1,448.9
Income (loss) before extraordinary items and
  cumulative effect of accounting changes....      285.3            269.7            (903.5)
Net income (loss)(6).........................      300.8            269.7            (961.8)
Basic income (loss) per common share:
  Income (loss) before extraordinary items
     and cumulative effect of accounting
     changes.................................   $    .39         $    .36          $  (1.20)
  Net income (loss) per common share.........        .41              .36             (1.28)
Diluted income (loss) per common share:
  Income (loss) before extraordinary items
     and cumulative effect of accounting
     changes.................................   $    .38         $    .35          $  (1.20)
  Net income (loss) per common share.........        .40              .35             (1.28)


---------------
(1) Includes charges of $12.0 million for restructuring charges in USSC's operations and a $21.4 million credit to restructuring charges related to AMP's 1996 restructuring plans.

(2) Includes non-recurring charges of $80.5 million primarily related to business exit costs in USSC's operations and charges of $185.8 million related to AMP's Profit Improvement Plan.

(3) Includes charges of $9.6 million in the first quarter, $47.0 million in the second quarter and $861.2 million in the third quarter related to merger, restructuring and other non-recurring charges primarily in connection with the merger of ADT and Former Tyco and the Keystone and INBRAND Mergers.

(4) Includes charges of $24.3 million for litigation and other related costs and $5.8 million for restructuring charges in USSC's operations.

(5) Includes charges of $148.4 million for the impairment of long-lived assets and $361.0 million for the write-off of purchased in-process research and development costs.

(6) Extraordinary items were comprised principally of losses on repayment and the write off of net unamortized deferred refinancing costs relating to the early extinguishment of debt. The cumulative effect of accounting changes in the first quarter of Fiscal 1997 relates to the change in accounting practices used to develop inventory costs in AMP's operations.

                            TYCO INTERNATIONAL LTD.

25.  TYCO INTERNATIONAL GROUP S.A.

     Tyco International Group S.A. ("TIG"), indirectly owns a substantial portion of the operating subsidiaries of Tyco. As discussed in Note 4, TIG issued $2.75 billion of debt securities in Fiscal 1998, which are fully and unconditionally guaranteed by Tyco. The Company has not included separate financial statements and footnotes for TIG, because of the full and unconditional guarantee by Tyco and the Company's belief that such information is not material to holders of the debt securities. The following presents consolidated summary financial information for TIG and its subsidiaries, as if TIG and its current organizational structure were in place for all periods presented.

                                                            SEPTEMBER 30,    SEPTEMBER 30,
                                                                1998             1997
                                                            -------------    -------------
                                                                    (IN MILLIONS)

Total current assets......................................    $ 6,639.5        $4,673.5
Total non-current assets..................................     12,090.0         7,275.6
Total current liabilities.................................      5,519.5         4,201.2
Total non-current liabilities.............................      6,401.5         4,166.8


                                                                 NINE MONTHS
                                                YEAR ENDED          ENDED         YEAR ENDED
                                               SEPTEMBER 30,    SEPTEMBER 30,    DECEMBER 31,
                                                   1998             1997             1996
                                               -------------    -------------    ------------
                                                               (IN MILLIONS)
Net sales....................................    $13,535.3        $8,457.8         $9,216.4
Gross profit.................................      4,800.4         2,950.7          3,222.6
Income (loss) before extraordinary items.....        693.9(1)       (642.2)(2)       (291.4)(3)
Net income (loss)(4).........................        691.5          (700.5)          (299.8)

---------------
(1) Income before extraordinary items in Fiscal 1998 includes non-recurring charges of $80.5 million and restructuring charges of $12.0 million related to USSC's operations.

(2) Loss before extraordinary items in Fiscal 1997 includes charges related to merger, restructuring and other non-recurring costs of $816.8 million and impairment of long-lived assets of $148.4 million primarily related to the mergers and integration of ADT, Former Tyco, Keystone, and INBRAND. Fiscal 1997 also includes a charge of $361.0 million for the write-off of purchased in-process research and development costs and charges of $24.3 million for litigation and other related costs and $5.8 million for restructuring charges in USSC's operations.

(3) Loss before extraordinary items in 1996 includes non-recurring charges of $744.7 million related to the adoption of SFAS No. 121, $237.3 million related principally to the restructuring of ADT's electronic security services business in the United States and United Kingdom and $8.8 million of fees and expenses related to the ASH merger.

(4) Extraordinary items were comprised principally of losses on repayment and the write off of net unamortized deferred refinancing costs relating to the early extinguishment of debt.

26.  UNSOLICITED TENDER OFFER AND DEFENSE

     In August 1998, AlliedSignal announced its intention to commence an offer to purchase all outstanding shares of AMP's common stock. This offer was rejected by the Board of Directors of AMP. AlliedSignal's offer was then amended twice in September 1998 to reduce the number of shares sought to be purchased. As a result, AMP incurred $15.9 million in fees in defending against AlliedSignal's bid, relating primarily to legal, public relations and financial consulting costs. In April 1999, AlliedSignal converted its AMP stock into Tyco

                            TYCO INTERNATIONAL LTD.

common shares and reached a settlement with Tyco and AMP, under which AlliedSignal was to pay $50 million to AMP, and all parties have released all claims against each other related to AMP.

     In addition, in September 1998, AMP's Board of Directors authorized the establishment of a Flexitrust, a grantor trust, to hold shares of AMP's common stock. AMP expected to sell to the Flexitrust an aggregate of 25 million authorized but unissued shares of common stock. AMP also announced its intention to commence a self-tender offer for 30 million shares of its common stock. AMP estimated that the total funds required to complete the self-tender would be approximately $1.7 billion, which AMP intended to source from a proposed $2.6 billion credit facility.

     In November 1998, AMP announced its intention to merge with Tyco, and at that time AMP's Board of Directors rescinded its authorization for a self-tender offer and the establishment of the Flexitrust. In addition, the debt intended to fund the self-tender was never used and terminated upon the announced merger.

27.  SUBSEQUENT EVENTS (UNAUDITED)

     In November 1998, the Company announced the completion of its acquisition of Graphic Controls Corporation for approximately $460 million, including the assumption of certain outstanding debt. Graphic Controls, a leading designer, manufacturer, marketer and distributor of disposable medical products, will be integrated with Ludlow Technical Products within the Healthcare and Specialty Products group. The Company is accounting for the acquisition as a purchase.

     In January 1999, TIG issued $400 million of its 6.125% notes due 2009 and $800 million of its 6.875% notes due 2029 in a public offering. Interest is payable semi-annually in January and July. Repayment of amounts outstanding under these securities is fully and unconditionally guaranteed by Tyco (Note
25). The net proceeds of approximately $1.17 billion were used to repay borrowings under TIG's $2.25 billion bank credit facility. At the same time, TIG also entered into an interest rate swap agreement to hedge the fixed rate terms of the $400 million notes due 2009. Under the agreement, which expires in January 2009, TIG will receive payments at a fixed rate of 6.125% and will make floating rate payments based on an average of three different LIBO rates, as defined, plus a spread.

     In January 1999, TIG initiated a commercial paper program under which it can issue notes with an aggregate face value of up to $1.75 billion from time to time outstanding. The notes are unsecured and are fully and unconditionally guaranteed by Tyco. Proceeds from the sale of the notes will be used for working capital and other corporate purposes. The Company is required to maintain an available unused balance under its bank credit agreement sufficient to support amounts outstanding under this commercial paper program.

     In connection with AMP's Profit Improvement Plan (Note 16), AMP recorded additional restructuring charges of $374.2 million during the first six months of Fiscal 1999, primarily related to severance and the closure of facilities. In addition, during the six months ended March 31, 1999, AMP recorded charges of $67.6 million for the impairment of long-lived assets and $31.9 million of transaction costs related to the merger with Tyco. The restructuring actions taken under the plan are expected to be completed in fiscal years 1999 and 2000.

     As a result of the merger with Tyco on April 2, 1999, a change in control of AMP has occurred and, consequently, a maximum total obligation for severance, performance restricted stock and professional fees of approximately $118.1 million will be incurred by AMP in Fiscal 1999.

     In May 1999, the Company announced the acquisition of Raychem Corp. ("Raychem") for approximately $2.87 billion, consisting of approximately $1.4 billion in cash and approximately 16.1 million Tyco common shares (valued at approximately $1.4 billion). Raychem, with fiscal 1998 revenues of $1.8 billion, is a leading international designer, manufacturer and distributor of high-performance electronics products for OEM businesses, and for a broad range of specialized telecommunications, energy and industrial applications, and will be integrated within the Electrical and Electronic Components group. The Company intends to account for the acquisition as a purchase.